Filed Pursuant to Rule 424(b)(5)
Registration No. 333-129077

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 28, 2005)

36,111,111 Shares

COMMON STOCK

We will enter into forward sale agreements with affiliates of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., which we refer to as the forward counterparties. The forward counterparties or their affiliates are borrowing and selling 36,111,111 shares of our common stock to hedge their obligations under the forward sale agreements. If either forward counterparty (or an affiliate thereof) under the forward sale agreements is unable to borrow, at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date of the offering all or a portion of the shares of our common stock to which that agreement relates, we will sell the shares of common stock that such forward counterparty (or its affiliate) does not borrow and sell. We will not receive any proceeds from the sale of the shares by the forward counterparties or their affiliates. Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash or net stock settlement for all or a portion of our obligations of either forward sale agreement if we conclude that it is in our interest to do so. See “Underwriting” for a description of the forward sale agreements.

Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “ET.” On November 16, 2005, the reported last sale price of our common stock on the NYSE was $18.18 per share.

Concurrently with this offering, we are offering Equity Units and 7 7/8% Senior Notes due 2015 to fund the purchase price for BrownCo and pay related transaction fees and expenses. This offering is not contingent on the consummation of these concurrent offerings.

Investing in our Common Stock involves risks. See “ Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus.

PRICE $18.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us(1)

Per Share	$18.00	$0.585	$17.415

Total	$649,999,998	$21,125,000	$628,874,998

(1)	Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement within one year of the date of this prospectus supplement. For purposes of calculating the proceeds to us, we have assumed that the forward sale agreements are physically settled based upon the initial forward sale price of $17.415 on the effective date of the forward sale agreements, which will be November 22 , 2005. The actual proceeds are subject to the final settlement of each forward sale agreement, which settlement is expected to occur by the end of January 2006, but may occur earlier or later. See “Underwriting” for a description of the forward sale agreements.

The underwriters have an option to purchase up to an additional 3,611,111 shares of common stock to cover over-allotments. If, in connection with the exercise of such option, either forward counterparty (or an affiliate thereof) is unable to borrow, at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date for the exercise of such option all or a portion of the shares of our common stock with respect to which such option has been exercised, we will sell the shares of common stock that such forward counterparty (or its affiliate) does not borrow and sell.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on or about November 22, 2005.

Joint Book-Running Managers

MORGAN STANLEY	JPMORGAN

HARRIS NESBITT

BNY CAPITAL MARKETS, INC.

FRIEDMAN BILLINGS RAMSEY

RAYMOND JAMES

SANDLER O’NEILL & PARTNERS, L.P.

U.S. BANCORP INVESTMENTS, INC.

WELLS FARGO SECURITIES

November 16, 2005

Prospectus Supplement

Prospectus

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein carefully, including in particular the “Risk Factors” sections and the consolidated financial statements and related notes incorporated by reference in this prospectus supplement. Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “E*TRADE” refer to E*TRADE Financial Corporation.

E*TRADE FINANCIAL CORPORATION

E*TRADE Financial Corporation is a global company, offering a wide range of financial solutions to the self-directed consumer through regulated subsidiaries under the brand “E*TRADE FINANCIAL”. We are publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ET.” We use technology to provide differentiated investing, trading, banking and lending products, primarily through the Internet and other electronic media. Because we offer and deliver our products in this manner, we enjoy enhanced scale and a lower operating cost structure than many traditional “brick and mortar” financial services companies. This structure allows us to provide financial solutions to our customers through a value proposition that is based upon price, functionality and service. During the past three years, we have focused on broadening our product offerings to expand relationships with customers and integrating our products and their supporting technologies to improve profitability. As such, we have a highly diversified revenue base, with a substantial amount of our revenues derived from sources other than retail commissions. As of September 30, 2005, we had approximately 3.7 million active customer accounts.

Consistent with our continued integration of products and services to better address our primary customer segments, in January 2005, we revised our financial reporting to reflect the manner in which our chief operating decision maker has begun assessing our performance and making resource allocation decisions. As a result, we now report our operating results in two segments, retail and institutional, rather than our former brokerage and banking segments. This realignment focuses our financial reporting on customer segments rather than product segments. For our retail segment, the realignment reflected the integration of the management and operations of our investing, trading, banking and lending product and service offerings, including margin loan activities, and stock plan administration products and services for the retail customer. For our institutional segment, the realignment reflected the integration of the management and operations of balance sheet management, market-making and global execution and settlement services businesses, with a focus on creating greater integration within our institutional segment and stronger leverage of our retail segment.

We continue to focus on linking our retail and institutional segments through our core retail customer relationships, which we believe allows us to generate greater value across investing, trading, banking and lending relationships than we could by operating stand-alone businesses in these areas. As a result, our product offerings are designed to reward customers with respect to price, functionality and service as they broaden and deepen their engagement with us. During the nine months ended September 30, 2005, our retail segment generated approximately 60% and our institutional segment generated approximately 40% of our consolidated net revenues with each contributing approximately the same proportion of the combined segment income, or income before other income, income taxes and discontinued operations.

Retail Segment

The primary point of introduction for the majority of our customers continues to be through trading and investing relationships within the retail segment. Retail customers are offered a range of investing, trading, banking and lending products.

We maintain E*TRADE FINANCIAL Centers in New York City, New York; San Francisco, California; Alhambra, California; Alpharetta, Georgia; Beverly Hills, California; Boston, Massachusetts; Chicago, Illinois; Costa Mesa, California; Dallas, Texas; Denver, Colorado; La Jolla, California; Orlando, Florida; Palo Alto, California; Scottsdale, Arizona; Washington, DC; and, in the near future, Seattle, Washington that offer retail customers personal access to a team of licensed relationship specialists. We offer, either alone or with our partners, branded retail brokerage websites in the U.S., Australia, Canada, Denmark, Estonia, France, Germany, Hong Kong, Iceland, Japan, Korea, Sweden and the United Kingdom. We recently launched an investor education website in traditional and simplified Chinese for investors in Asia. Corporate clients (which accounted for less than 5% of retail revenues in 2004) use our employee stock plan administration and options management tools. These corporate client accounts provide us with an opportunity to reach our clients’ employees and offer them our products and services.

We also offer a full array of banking and lending products and services which complement our trading and investing business. In addition to our other deposit and lending offerings, in late 2003, we deepened our core customer relationships and lowered our cost of funds at E*TRADE Bank (the “Bank”) by sweeping certain brokerage customer money market balances into a Federal Deposit Insurance Corporation (“FDIC”)-insured Sweep Deposit Account (“SDA”) product. In 2004 and 2005, we swept additional customer money market and free credit balances into the SDA product. The average SDA balance for the nine months ended September 30, 2005, was $6.4 billion compared to $5.0 billion in 2004 and $0.9 billion in 2003.

We provide qualified customers in specially designated accounts with the ability to borrow money against their equity holdings to fund their trading activities, subject to certain limitations. The average margin balance for the nine months ended September 30, 2005 was $2.2 billion, compared to $2.1 billion in 2004 and $1.2 billion in 2003. We also provide direct-to-consumer mortgage and home equity loans, and credit cards.

In February 2005, we introduced E*TRADE Complete, an integrated financial services solution that will ultimately enable our customers to manage their trading, investing, banking and borrowing relationships in a consolidated manner. E*TRADE Complete is intended to integrate financial solutions by offering cash and lending tools designed to help customers optimize cash and credit. E*TRADE Complete is intended to drive increased usage of our products and services, which would lead to higher revenues and profit per account.

Institutional Segment

The institutional segment generates revenues and earnings from activities that are complementary to the core retail business. In this way, we generate additional revenues from the securities and deposits of our customers and by providing value-added services for both customers and third parties through our access to these assets. Our institutional businesses include:

Balance Sheet Management. Bank balance sheet management activities generate institutional net interest income, net gains on sales of loans and securities, and management fee income. As of September 30, 2005, the Bank had assets of $30.0 billion compared to $25.5 billion at the end of 2004 and $20.4 billion at the end of 2003, with growth largely a function of cash balances generated by the retail segment. The following charts illustrate the composition of the Bank’s balance sheet as of September 30, 2005.

Composition of E*TRADE Bank’s Balance Sheet as of September 30, 2005

Market-Making. E*TRADE Capital Markets-Execution Services is a Chicago Stock Exchange Specialist trading both listed and Over-the-Counter (“OTC”) securities. E*TRADE Capital Markets LLC is a specialist for listed securities on the National Stock Exchange and a NASDAQ/BB/ADR market maker in the OTC marketplace. As such, we are responsible for facilitating an underlying market in certain securities, often taking principal positions in these securities. Our ability to undertake market-making activities benefits from our retail trading operations.

Global Execution and Settlement Services. We provide institutional customers with electronic brokerage services, including direct access to international exchanges through a web-based platform, cross-border trading real-time, online access to statements and electronic settlement capabilities, and worldwide access to research provided by third parties.

Clearing Operations. We provide clearing operations to most of our retail customers as well as to other broker-dealers. These activities include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. Performing most of our own clearing operations allows E*TRADE Clearing LLC to retain customer free credit balances and securities for use in margin and stock lending activities, respectively.

Securities Lending and Borrowing. We borrow securities both to cover customer short sales and to complete customer transactions in the event a customer fails to deliver securities by the required settlement date.

Revenue Composition

As discussed above, we derive revenues from multiple sources. The following summary sets forth the sources of our revenues for the nine months ended September 30, 2005.

Revenue Distribution for the Nine Months Ended September 30, 2005

Net Interest Income. Net interest income is interest income less interest expense and provision for loan loss. Interest income consists of interest earned on brokerage receivables including customer margin loan balances, stock borrow balances, segregated cash, fees on customer assets invested in money market funds and other interest-earning assets. Net interest income also includes interest on loans receivable including real estate, consumer and other loans, and mortgage backed and investment securities. Interest expense consists of interest paid to customers on credit balances, interest paid to banks, interest paid to other broker-dealers, and interest paid on other interest-bearing liabilities.

Retail and Institutional Commissions. We derive commission revenues from our retail customers and the commission-based portion of our global execution and settlement service business. The primary factors that affect retail commissions are Daily Average Revenue Trades (“DARTs”) and average commission per revenue trade. We also provide institutional customers with worldwide access to research provided by third parties in exchange for commissions based on negotiated rates.

Gain on Sales of Loans and Securities, Net. Gain on sales are based on the difference between the cash received and the carrying value of the related loans or securities sold, less related transaction costs.

Service Charges and Fees. Service charges and fees represent account service fees, servicing fee income and other customer service fees from asset management.

Principal Transactions. Principal transactions consist primarily of revenue from market-making activities. Market-making activities consist of specialist trading in listed and over-the-counter securities to facilitate an underlying market in certain securities. Principal positions are often taken in such instances with resulting trading gains and losses.

Other Revenues. Other revenues consist of account maintenance fees, stock plan administration services, payments for order flow from third party market makers, proprietary fund revenues, foreign exchange revenue and electronic communication network rebate fees, as well as credit card and portfolio management fees.

Our Business Strategy

To increase revenues and profitability, we intend to:

•	Deepen and expand our customer relationships by creating and promoting complementary products and services that reward customers for broader engagement with our suite of investing, trading, banking and lending solutions;

•	Strengthen our core value proposition to each of our customer segments across a balance of price, product functionality and customer service;

•	Drive greater operational efficiency through back-office and functional integration;

•	Leverage existing infrastructure and technology to solidify and expand our global presence in a cost-efficient manner;

•	Maintain a disciplined approach to risk management; and

•	Selectively pursue acquisition and consolidation opportunities that build on our core competencies and enhance our scale.

Recent Developments

Acquisition of BrownCo

On September 29, 2005, we announced that we had entered into a definitive agreement to acquire the BrownCo online brokerage business (“BrownCo”) operated by J.P. Morgan Invest, LLC, an affiliate of J.P. Morgan Securities Inc., for an all-cash purchase price of $1.6 billion.

BrownCo is a provider of brokerage services, primarily to experienced, sophisticated investors. BrownCo customers are able to trade securities listed on any national or regional stock or option exchange, securities traded OTC on the NASDAQ system, as well as a wide array of fixed income securities. BrownCo has focused on providing basic trading tools at low prices and its customer base has among the highest average assets per account, highest margin balances and highest activity levels in the industry. As of June 30, 2005, BrownCo had approximately 200,000 active customer accounts, with over $29 billion in customer assets, approximately $3 billion in margin debt and generating an average of approximately 36 trades per account annually. In connection with the integration of the BrownCo business, we believe that we can produce substantial economic benefits through expense and revenue synergies. Expense savings could be achieved through the elimination of duplicative operating and facility-related costs and marketing expenditures. Revenue synergies could be achieved primarily through the value of customer cash and equity order flow.

Acquisition of Harrisdirect LLC

On October 6, 2005, we completed our acquisition of Harrisdirect LLC’s U.S. online brokerage business (“Harrisdirect”) from BMO Financial Group for approximately $700 million in cash.

Harrisdirect is a provider of direct investing and investment advisory services to individuals, as well as third-party brokerage services to institutional clients. Its platform enables clients to buy and sell stock, bonds, options and mutual funds online, by phone or through a licensed financial professional. Harrisdirect delivers a menu of tools and resources, as well as real-time news and research from many leading financial information providers. It also provides investors with a suite of portfolio optimization and investment planning resources, including portfolio risk assessment and management, goals analysis and an asset allocation program to create and manage a tailored portfolio. The platform is supported by a 24/7 customer service operation that has won third party awards for excellence. As of June 30, 2005, Harrisdirect held approximately 430,000 active accounts. In connection with the integration of the Harrisdirect business, we believe we can produce substantial economic benefits through expense and revenue synergies. Expense savings could be achieved through the elimination of duplicative operating and facility-related costs and marketing expenditures and the cancellation of certain third party contracts. Revenue synergies could be achieved primarily through the integration of customer cash as a funding source for the Bank’s balance sheet. As part of achieving these synergies, we may have to invest additional funds, including funds to increase regulatory capital.

We expect to pursue additional acquisitions of companies in our industry, some of which may be substantial and require additional financing.

November 2005 Issuance of Additional Senior Notes

In November 2005, we issued $250 million aggregate principal amount of our 7 3/8% Senior Notes due 2013 in a private placement as an add-on offering to the $350 million aggregate principal amount of our 7 3/8% Senior Notes due 2013 that we previously issued in September 2005. We intend to use substantially all of the net proceeds from the offering of these additional notes to fund the purchase price for BrownCo and pay related transaction fees and expenses, as described in “Use of Proceeds” and “—Additional Financings.” If our purchase of BrownCo is not consummated, we intend to use the net proceeds to reduce our outstanding indebtedness and for general corporate purposes.

Additional Financings

Concurrently with this offering, we are offering 18,000,000 Equity Units and $300 million aggregate principal amount of 7 7/8% Senior Notes Due 2015 to fund the purchase price for BrownCo and pay related transaction fees and expenses. This offering is not contingent on the consummation of the concurrent offerings. In addition, in November 2005, we issued $250 million aggregate principal amount of our 7 3/8% Senior Notes due in 2013. See “—Recent Developments—November 2005 Issuance of Additional Senior Notes.” In this prospectus supplement, we refer to the offering of the Equity Units, the 7 7/8% Senior Notes due 2015 and the 7 3/8% Senior Notes due 2013 issued in November 2005 collectively as the “additional financings.”

Additional Information

Our corporate offices are located at 135 East 57th Street, New York, New York 10022. We maintain significant domestic corporate and operational offices in Arlington, Virginia; Menlo Park, California; Irvine, California; Chicago, Illinois; Rancho Cordova, California and Alpharetta, Georgia. With the closing of our acquisition of Harrisdirect, we have added operational facilities in Sandy, Utah; Charlotte, North Carolina and Jersey City, New Jersey. Although not as significant, we maintain international offices in London, United Kingdom; Paris, France; Stockholm, Sweden; Copenhagen, Denmark; Berlin, Germany; Tokyo, Japan and Hong Kong. We were incorporated in California in 1982 and reincorporated in Delaware in July 1996. As of September 30, 2005, we had approximately 3,000 employees. Our website address is http://www.etrade.com. Information on our website is not incorporated into this prospectus supplement and should not be relied upon in determining whether to make an investment in the notes.

THE OFFERING

The following summary is provided solely for your convenience. For a more detailed description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Common stock offered	36,111,111 shares (39,722,222 shares if the underwriters’ over-allotment option is exercised in full)

Common stock to be outstanding after settlement of the forward sale agreements assuming physical settlement	409,072,930 shares(1)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the forward counterparties (or their affiliates) pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparties (or their affiliates) selling our common stock to the underwriters. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreements within one year of the date of this prospectus supplement. See “Underwriting” for a description of the forward sale agreements. We intend to use substantially all of the net proceeds, if any, received upon the settlement of the forward sale agreements and the additional financings, together with cash on hand, to fund the purchase price for BrownCo and pay related transaction fees and expenses. Pending such uses, we will invest the proceeds, if any, in short-term securities. If our purchase of BrownCo is not consummated, we intend to use any proceeds received upon settlement of the forward sale agreements to reduce our outstanding indebtedness and for general corporate purposes.

Accounting treatment of the transaction	Before the issuance of our common stock upon settlement of a forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $17.415 (which is the public offering price less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread.

Dividends	We have never declared or paid cash dividends on our common stock.

Risk Factors	See “Risk Factors” and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NYSE Market symbol	ET

(1)	The forward counterparties have advised us that they or their affiliates intend to acquire shares of common stock to be sold under this prospectus supplement through borrowings from stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of common stock, if any, under the forward sale agreements until final settlement of the forward sale agreements, which settlement we expect to occur by the end of January 2006, but may occur earlier or later. Except in certain circumstances, we have the right to elect physical, cash or net stock settlement under the forward sale agreements. See “Underwriting” for a description of the forward sale agreements.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ over-allotment option in this offering has not been exercised.

RISK FACTORS

In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the matters listed under “Risk Factors” and “Special Note on Forward-Looking Statements,” prospective investors should consider carefully the following factor before making an investment in the shares of common stock offered hereby.

Settlement provisions contained in the forward sale agreements subject us to certain risks.

Each forward counterparty will have the right to require us to physically settle its forward sale agreement on a date specified by such forward counterparty in certain events, including if (a) the average of the closing bid and offer price or, if available, the closing sale price of our common stock is less than or equal to $3.00 per share on any trading day, (b) if our board of directors votes to approve an action that, if consummated, would result in a merger or other takeover event of our company, (c) we declare any dividend or distribution on shares of our common stock and set a record date for payment on or prior to the final settlement date, (d) such forward counterparty (or an affiliate thereof) is unable to continue to borrow a number of shares of our common stock equal to the number of shares underlying its forward sale agreement or (e) the cost of borrowing the common stock has increased above a specified amount. In the event that early settlement of the forward sale agreements occurs as a result of any of the foregoing events, we will be required to physically settle such forward sale agreement by delivering shares of our common stock. Each forward counterparty also will have the right to accelerate the respective forward sale agreement, and to require us to physically settle such forward sale agreement on a date specified by such forward counterparty, if a nationalization, delisting or change in law occurs, each as defined in the forward sale agreements, or in connection with certain events of default and termination events under the master agreement governing such forward sale agreement. Each forward counterparty’s decision to exercise its right to require us to settle its forward sale agreement will be made irrespective of our need for capital. In the event that we elect, or are required, to settle either forward sale agreement with shares of our common stock, delivery of such shares would likely result in dilution to our earnings per share and return on equity.

In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, each forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares, and we would not receive any proceeds pursuant to the forward sale agreements.

Except under the circumstances described above, we have the right to elect physical, cash or net stock settlement under the forward sale agreements. If we elect cash or net stock settlement, we would expect each forward counterparty under its forward sale agreement (or one of its affiliates) to purchase in the open market the number of shares necessary, based upon the portion of such forward sale agreement that we have elected to so settle, to return to share lenders the shares of our common stock that such forward counterparty (or its affiliate) has borrowed in connection with the sale of our common stock under this prospectus supplement and, if applicable in connection with net stock settlement, to deliver shares to us. If the market value of our common stock at the time of these purchases is above the forward price, we would pay, or deliver, as the case may be, to each forward counterparty under its forward sale agreement an amount of cash, or common stock with a value, equal to this difference. Any such difference could be significant. If the market value of our common stock at the time of the purchases is below the forward price, we would be paid this difference in cash by, or we would receive the value of this difference in common stock from, each forward counterparty (or its affiliate) under its forward sale agreement, as the case may be. See “Underwriters—Forward Sale Agreements.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “ET.” The following table sets forth the high and low intraday sales prices per share of our common stock, as reported by the New York Stock Exchange for the periods indicated.

	High	Low
2003:
First Quarter	$5.58	$3.65
Second Quarter	9.51	4.14
Third Quarter	10.64	8.30
Fourth Quarter	12.91	9.25

2004:
First Quarter	$15.40	$10.82
Second Quarter	13.75	10.57
Third Quarter	12.70	9.51
Fourth Quarter	15.17	11.21

2005:
First Quarter	$14.98	$11.70
Second Quarter	14.39	10.53
Third Quarter	17.60	13.85
Fourth Quarter (through November 16, 2005)	19.74	15.50

The last reported sale price of our common stock on the New York Stock Exchange on November 16, 2005 was $18.18 per share.

As of October 25, 2005, we had 2,266 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Although we do not currently have any plans to pay cash dividends on our common stock, we may do so in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the forward counterparties (or their affiliates) pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparties (or their affiliates) selling our common stock to the underwriters. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreements within one year of November 22, 2005. For purposes of calculating the gross proceeds to us, we have assumed that the forward sale agreements are physically settled based upon a price of $18.00 per share (which is the public offering price of our common stock before deducting the applicable underwriting discount and expenses) on the effective date of the forward sale agreements, which will be November 22, 2005. The actual proceeds are subject to the final settlement of each forward sale agreement which is expected to occur by the end of January 2006, but may occur earlier or later. We intend to use substantially all of the net proceeds, if any, received upon the settlement of the forward sale agreements and the additional financings, together with cash on hand, to fund the purchase price for BrownCo and pay related transaction fees and expenses. Pending such uses, we will invest the proceeds, if any, in short-term securities. If our purchase of BrownCo is not consummated, we intend to use any proceeds received upon settlement of the forward sale agreements to reduce our outstanding indebtedness and for general corporate purposes. This offering is not contingent on the consummation of the additional financings.

The following table sets forth the sources and uses of funds:

(in millions)
Sources of funds:
Gross proceeds from the settlement of the forward sale agreement assuming physical settlement	$650.0
Gross proceeds from concurrent offering of Equity Units	450.0
Gross proceeds from concurrent offering of 7 7/8% Senior Notes due 2015	300.0
Gross proceeds from November 2005 issuance of 7 3/8 Senior Notes due 2013	247.5
Existing cash balances	28.1

Total sources	$1,675.6

Uses of funds:
BrownCo acquisition	$1,600.0
Estimated transaction fees and expenses	75.6

Total uses	$1,675.6

CAPITALIZATION

The following table sets forth, as of September 30, 2005, our cash and cash equivalents and capitalization on an actual basis and as adjusted to give effect to physical settlement of the forward sale agreements, the additional financings and the application of the net proceeds therefrom as described under “Use of Proceeds,” and the expected draw down of a portion of our senior secured revolving credit facility in connection with our acquisition of Harrisdirect. This table should be read in conjunction with our historical financial statements and the related notes thereto, “Use of Proceeds” and other financial information that is included in or incorporated by reference in this prospectus supplement.

	As of September 30, 2005
	Actual	As Adjusted(3)
	(in millions)
Cash and equivalents	$1,389.6	$661.5

E*TRADE Financial Corporation Debt:
Senior Secured Revolving Credit Facility(1)	$—	$150.0
8% Senior Notes due 2011	503.7	503.7
7 3/8% Senior Notes due 2013(2)	350.0	597.5
7 7/8% Senior Notes due 2015 offered concurrently	—	300.0

Total senior debt	853.7	1,551.2
6% Convertible Subordinated Notes due 2007	185.2	185.2
6 1/8% Subordinated Notes due 2018 underlying Equity Units	—	450.0

Total E*TRADE Financial Corporation debt	$1,038.9	$2,186.4

Shareholders’ Equity:
Preferred stock; 1,000,000 shares authorized; none outstanding	$—	$—
Shares exchangeable into common stock, $0.01 par value; 10,644,223 shares authorized; 1,300,085 outstanding, actual and adjusted	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 372,961,819 outstanding and 409,072,930 outstanding, as adjusted	3.7	4.1
Additional paid-in capital	2,237.4	2,865.9
Retained earnings	451.1	451.1
Accumulated other comprehensive loss	(177.9)	(177.9)

Total shareholders’ equity	2,514.3	3,143.2

Total capitalization	$3,553.2	$5,329.6

(1)	We currently do not have any borrowings under this facility, but we expect to draw down $150 million in the near term to meet regulatory capital requirements of the Bank resulting from the addition of assets from Harrisdirect customers.
(2)	In November 2005, we issued $250 million aggregate principal amount of our 7 3/8% Senior Notes due 2013.
(3)	The “As Adjusted” column reflects our capitalization assuming physical settlement of the forward sale agreements at the public offering price, less the applicable underwriting discount and expenses, for the common stock offered in connection with the forward sale agreements (excluding any exercise of the over-allotment option). Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock, we may elect cash or net stock settlement for all or a portion of our obligations of either forward sale agreement if we conclude that it is in our interest to do so.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data. The selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2004 were derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the nine months ended September 30, 2004, and the nine months ended September 30, 2005 were derived from our unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. Operating results for interim periods are not necessarily indicative of a full year’s operation. You should read the following data in conjunction with our consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated by reference in this prospectus supplement.

	Nine months ended September 30,		Year ended December 31,				Three months ended December 31, 2000(1)	Year ended September 30, 2000
	2005	2004	2004	2003	2002	2001
	(in thousands, except share, per share and ratio data)
Consolidated statement of operations data:
Net revenues(2)	$1,236,694	$1,100,142	$1,509,442	$1,374,057	$1,278,579	$1,240,152	$325,703	$1,352,796
Facility restructuring and other exit charges	495	(1,233)	15,688	134,191	15,357	198,594	—	—
Operating income (loss)(3)	441,832	365,695	491,233	185,986	258,445	(181,287)	8,005	(79,692)
Gain (loss) on sale and impairment of investments	68,322	107,506	128,103	147,874	(20,302)	(49,475)	3,582	211,149
Net income from continuing operations before cumulative effect of accounting changes	318,589	279,834	378,742	198,761	115,226	(238,941)	1,958	19,367
Net income (loss) from discontinued operations before cumulative effect of accounting changes(4)	(19,183)	10,821	1,741	4,266	(7,962)	(2,591)	(605)	(215)
Income (loss) before cumulative effect of accounting changes(5)	299,406	290,655	380,483	203,027	107,264	(241,532)	1,436	19,152
Net income (loss)	$301,052	$290,655	$380,483	$203,027	$(186,405)	$(241,532)	$1,353	$19,152
Net income (loss) per share from continuing operations:
Basic	$0.87	$0.76	$1.03	$0.56	$0.32	$(0.72)	$0.00	$0.06
Diluted(6)	0.84	0.72	0.98	0.54	0.32	(0.72)	0.00	0.06
Net income (loss) per share from discontinued operations:
Basic	$(0.05)	$0.03	$0.01	$0.01	$(0.02)	$(0.01)	$(0.00)	$(0.00)
Diluted(6)	(0.05)	0.03	0.01	0.01	(0.02)	(0.01)	(0.00)	(0.00)
Income (loss) per share before cumulative effect of accounting changes(5):
Basic	$0.82	$0.79	$1.04	$0.57	$0.30	$(0.73)	$0.00	$0.06
Diluted(6)	0.79	0.75	0.99	0.55	0.30	(0.73)	0.00	0.06
Income (loss) per share:
Basic	$0.82	$0.79	$1.04	$0.57	$(0.52)	$(0.73)	$0.00	$0.06
Diluted(6)	0.79	0.75	0.99	0.55	(0.52)	(0.73)	0.00	0.06
Shares used in computation of per share data:
Basic	366,215	366,244	366,586	358,320	355,090	332,370	311,413	301,926
Diluted(6)	379,768	411,073	405,389	367,361	361,051	332,370	321,430	319,336
Ratio of earnings to fixed charges(7)	1.83	2.00	1.97	1.53	1.32	—	1.01	1.18

	As of September 30,		As of December 31,				As of September 30, 2000
	2005	2004	2004	2003	2002	2001
	(in thousands)
Consolidated balance sheet data:
Cash and equivalents	$1,389,562	$731,031	$939,906	$921,364	$773,605	$836,201	$433,377
Brokerage receivables, net	3,764,410	3,684,913	3,034,548	2,297,778	1,421,766	2,139,153	6,542,508
Mortgage-backed securities	9,359,212	8,657,748	9,052,069	7,157,389	6,932,394	3,556,619	4,188,553
Loans, net	17,685,328	10,905,288	11,785,035	9,131,393	7,365,720	8,010,457	4,172,754
Total assets	36,202,471	30,336,724	31,032,583	26,049,216	21,455,925	18,172,414	17,317,437
Deposits	14,550,696	12,027,025	12,302,974	12,514,486	8,400,333	8,082,859	4,721,801
Senior notes	853,654	400,000	400,452	—	—	—	—
Convertible subordinated notes and capital lease liability	185,196	185,458	185,322	696,226	699,727	778,459	676,903
Mandatorily redeemable capital preferred securities	—	—	—	—	143,365	69,503	30,647
Shareholders’ equity	$2,514,295	$2,150,843	$2,228,202	$1,918,294	$1,505,789	$1,570,914	$1,856,833

(1)	On January 22, 2001, we changed our fiscal year-end from September 30 to December 31. Accordingly, results are separately disclosed for the three-month transition period ended December 31, 2000.
(2)	Net revenues is revenues net of interest expense and the provision for loan losses.
(3)	Operating income is income before other income (loss), income taxes, discontinued operations and cumulative effect of accounting changes.
(4)	On May 31, 2005, we closed our E*TRADE Professional unit responsible for both proprietary and hybrid proprietary trading models. During the three months ended June 30, 2005, we decided to sell our RV and marine loan origination business. On June 30, 2004, we completed the sale of substantially all of the assets and liabilities of E*TRADE Access to Cardtronics, LP and Cardtronics, Inc. for $107.0 million in cash. We have reflected these businesses’ results of operations as discontinued operations for all periods presented.
(5)	For the nine months ended September 30, 2005, we recorded a credit of $1.6 million as the cumulative effect of an accounting change, net of tax, in connection with our adoption of SFAS No. 123(R), Share-Based Payment. In 2002, we recorded a $293.7 million charge in connection with the cumulative effect of accounting change resulting from the adoption of SFAS No. 142, Goodwill and Other Intangible Assets. In the three months ended December 31, 2000, a cumulative effect of a change in accounting principle resulted from the implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires that all derivatives be recorded on the balance sheet at fair value, with the initial application reported as the cumulative effect of a change in accounting principle.
(6)	For the nine months ended September 30, 2004 and year ended December 31, 2004, diluted net income per share is calculated using the ‘if converted’ method, which includes the additional dilutive impact assuming conversion of our subordinated convertible debt. Under the ‘if converted’ method, the per share numerator excludes the interest expense and related amortization of offering costs from the convertible debt, net of tax of $17.5 million and $20.0 million, respectively. The denominator includes the shares issuable from the assumed conversion of the convertible debt of 31.8 million and 25.8 million shares, respectively. For the other periods, the ‘if converted’ method is not used as its effect would be anti-dilutive.
(7)	The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes, equity in income of investments and fixed charges by (ii) fixed charges. Fixed charges consists of interest expense and the portion of rental expense which is deemed to represent interest. Earnings were insufficient to cover fixed charges for the year ended December 31, 2001 by $254.8 million.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder,” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” above, we do not currently plan to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•

we are or have been a U.S. real property holding corporation, as defined in the Code and applicable regulations, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and the forward counterparties (or their affiliates) have agreed to sell to them the number of shares indicated below:

Underwriters	Number of Shares
Morgan Stanley & Co. Incorporated	17,555,416
J.P. Morgan Securities Inc.	13,956,078
Harris Nesbitt Corp.	1,183,397
BNY Capital Markets, Inc.	409,933
Friedman, Billings, Ramsey & Co., Inc.	819,903
Raymond James & Associates, Inc.	819,903
Sandler O’Neill & Partners, L.P.	819,903
U.S. Bancorp Investments, Inc.	273,289
Wells Fargo Securities, LLC	273,289

Total	36,111,111

The underwriters and representatives are collectively referred to as the “underwriters” and “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the forward counterparties (or their affiliates) and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.35 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Forward Sale Agreements

We will enter into forward sale agreements on the date of this prospectus supplement with each of Morgan Stanley & Co. International Limited and JPMorgan Chase Bank, National Association, as forward counterparties, related to 18,055,556 and 18,055,555 shares of our common stock, respectively. The forward counterparties or their affiliates are borrowing and selling an aggregate amount of 36,111,111 shares of our common stock to hedge their obligations under the forward sale agreements.

If either forward counterparty (or an affiliate thereof) under the forward sale agreements is unable to borrow, at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date of the offering all or a portion of the shares of our common stock to which that agreement relates, then the number of shares of our common stock to which that agreement relates will be reduced to the number that the forward counterparty (or its affiliate) can so borrow and deliver. If a forward counterparty (or an affiliate thereof) under the forward sale agreements is unable to borrow, at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date of the offering any shares of our common stock, then that agreement will be terminated in its entirety. In the event that the number of shares relating to either forward sale agreement is so reduced, or either forward sale agreement is so terminated, we will issue directly to the underwriters under the underwriting agreement a number of shares of our common stock equal to the number of shares not borrowed and delivered by any forward counterparty (or an affiliate thereof), so that the total number of shares offered in this offering is not reduced. In such event, the representatives of the underwriters will have the right to postpone the closing date for one day to effect any necessary changes to any documents or arrangements in connection with such closing.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion no later than twelve months following the date of this prospectus supplement at an initial forward sale price of $17.415 per share, which is the public offering price of our shares of common stock less the underwriting discount. The forward sale agreements provide that the initial forward sale price will be subject to adjustment based on the federal funds rate less a spread.

Subject to the provisions of each forward sale agreement, we will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, plus interest based on the federal funds rate less a spread, from each forward counterparty upon settlement of the forward sale agreement if we elect to physically settle the forward sale agreement entirely with our common stock.

Each forward counterparty will have the right to accelerate the respective forward sale agreement and require us to physically settle such forward sale agreement on a date specified by such forward counterparty in certain events, including if (a) the average of the closing bid and offer price or, if available, the closing sale price of our common stock is less than or equal to $3.00 per share on any trading day, (b) if our board of directors votes to approve an action that, if consummated, would result in a merger or other takeover event of our company, (c) we declare any dividend or distribution on shares of our common stock and set a record date for payment on or prior to the final settlement date, (d) such forward counterparty (or an affiliate thereof) is unable to continue to borrow a number of shares of our Common Stock equal to the number of shares underlying its forward sale agreement or (e) the cost of borrowing the Common Stock has increased above a specified amount. In the event that early settlement of the forward sale agreements occur as a result of any of the foregoing events, we will be required to physically settle such forward sale agreement by delivering shares of our common stock. Each forward counterparty also will have the right to accelerate the respective forward sale agreement, and to require us to physically settle such forward sale agreement on a date specified by such forward counterparty, if a nationalization, delisting or change in law occurs, each as defined in the forward sale agreements, or in connection with certain events of default and termination events under the master agreement governing such forward sale agreement. Each forward counterparty’s decision to exercise its right to require us to settle the forward sale agreement early will be made irrespective of our need for capital. In the event that we elect or are required to settle a forward sale agreement with shares of our common stock, delivery of such shares would likely result in dilution to our earnings per share and return on equity.

In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, each forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares, and we would not receive any proceeds pursuant to the forward sale agreements.

Except as described above, in addition to physical settlement, we also generally have the right to elect cash or net stock settlement under the forward sale agreements. Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock, we may elect cash or net stock settlement for all or a portion of our obligations of either forward sale agreement if we conclude that it is in our interest to do so. If we elect cash or net stock settlement, the forward counterparty or one of its affiliates will purchase shares of our common stock in compliance with Rule 10b-18 under the Exchange Act in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge and, if applicable in connection with net stock settlement, to deliver shares to us. In the event that we elect to cash or net stock settle, and if the price of our common stock at which a forward counterparty (or its affiliate) unwinds its hedge exceeds the forward sale price, we will pay such forward counterparty under the forward sale agreement an amount in cash, if we cash settle, equal to such difference or deliver a number of shares of our common stock, if we net stock settle, having a market value equal to such difference. Correspondingly, if we elect to cash or net stock settle and the price of our common stock at which a forward counterparty (or its affiliate) unwinds its hedge is below the forward sale price, such forward counterparty (or its affiliate) under the forward sale agreement will pay us an amount in cash, if we cash settle, equal to such difference or deliver a number of shares of our common stock, if we net stock settle, having a market value equal to such difference.

Before the issuance of our common stock upon settlement of a forward sale agreement, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $17.415 (which is the public offering price less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread.

Over-Allotment Option

The underwriters have an option to purchase up to an aggregate of 3,611,111 additional shares of common stock, exercisable solely to cover over-allotments at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial allocation reflected in the above table. If, in connection with the exercise of such option, either forward counterparty (or an affiliate thereof) is unable to borrow, at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date for the exercise of such option all or a portion of the shares of our common stock with respect to which such option has been exercised, we will sell the shares of common stock that such forward counterparty (or its affiliate) does not borrow and sell. In such event, the representatives of the underwriters will have the right to postpone the closing date for the exercise of such option for one day to effect any necessary changes to any documents or arrangements in connection with such closing.

Commission and Discounts

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,611,111 shares of common stock.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$18.000	$649,999,998	$714,999,996
Underwriting discounts and commissions	$0.585	$21,125,000	$23,237,500
Proceeds before expenses(1)	$17.415	$628,874,998	$691,762,496

(1)	Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement within one year of the date of this prospectus supplement. For purposes of calculating the proceeds to us, we have assumed that the forward sale agreements are physically settled based upon the aggregate initial forward sale price of $17.415 on the effective date of the forward sale agreements, which will be November 22, 2005. The actual proceeds are subject to the final settlement of each forward sale agreement which settlement is expected to occur by the end of January 2006. See “—Forward Sale Agreements” for a description of the forward sale agreements.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $600,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our	common stock is listed on the New York Stock Exchange under the trading symbol “ET.”

Lock-Up Agreements

We and our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares of common stock pursuant to this prospectus supplement or the sale of shares of common stock by the Company pursuant to the forward sale agreements;

•	the sale of the Equity Units as part of the additional financings or the issuance by us of common stock underlying the Equity Units;

•	transfers of shares of common stock or any security convertible into common stock as by gift, will or intestacy, or distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders; provided that in the case of any transfer or distribution pursuant to such transfers, each donee or distributee shall agree in writing to be bound by the restrictions described in the immediately preceding paragraph;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof of which the underwriters have been advised in writing;

•	the issuance by us of or grant of options or other rights to purchase shares of common stock pursuant to the terms of an employee stock option plan or employee stock purchase plan in existence as of the date hereof, each as may be amended from time to time in accordance with the terms thereof;

•	the issuance by us of up to an aggregate of 4,000,000 shares of common stock as all or part of the consideration for an acquisition or acquisitions; provided that each seller in connection with such acquisition shall agree in writing to be bound by the restrictions described in the immediately preceding paragraph;

•	transfers or sales of shares of common stock or any security convertible into common stock pursuant to any contract, instruction or plan, including a contract, instruction or plan complying with Rule 10b5-1 of the Exchange Act, existing on the date hereof;

•	transfers or sales by any person who is no longer acting as an officer or director of the Company; or

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the common stock pursuant to this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of common stock to the public in that Member State:

(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of common stock to the public” in relation to any common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any common stock in, from or otherwise involving the United Kingdom.

We have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Relationship with Underwriters

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. The representatives and certain other underwriters are participating in the additional financings. In addition, affiliates of Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and certain other underwriters are lenders under our senior secured revolving credit facility, and an affiliate of Morgan Stanley & Co. Incorporated has committed to provide up to $1.6 billion in financing to us if this offering or the additional financings are not consummated. In addition, J.P. Morgan Invest, LLC, an affiliate of J.P. Morgan Securities Inc., will receive substantially all of the net proceeds of the offering upon the consummation of our acquisition of BrownCo. Finally, we are entering into forward sale agreements with affiliates of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as the forward counterparties, related to shares of our common stock as described above. These affiliates are expected to receive certain net proceeds of the offering as a result of short sales to the underwriters to hedge the forward agreements. Because certain net proceeds of this offering may be paid to affiliates of some of the underwriters, the offering is being conducted in accordance with Rule 2710(h) and Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

VALIDITY OF SECURITIES

Certain legal matters relating to the common stock offered hereby will be passed upon for E*TRADE by Davis Polk & Wardwell, Menlo Park, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing the underwriters.

PROSPECTUS

E*TRADE FINANCIAL CORPORATION

Senior Notes

Debt Securities

Subordinated Debt Securities

Common Stock ($0.01 par value per share)

Preferred Stock ($0.01 par value per share)

Warrants

Purchase Contracts

Units

We may offer and issue senior notes, debt securities, subordinated debt securities, shares of our common stock and preferred stock, warrants, purchase contracts, and units from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “ET”. On October 25, 2005, the closing price of our common stock on The New York Stock Exchange was $18.58 per share. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2005

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless the context otherwise requires, all references in this prospectus to “E*TRADE,” “the company,” “we,” “us,” “the Registrant,” “our,” or similar words refer to E*TRADE Financial Corporation together with its subsidiaries.

i

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we refer you. You should read the following summary together with the more detailed information and financial statements and the notes to those statements incorporated by reference in this prospectus.

E*TRADE Financial Corporation is a global company offering a wide range of financial solutions to the self-directed consumer under the brand “E*TRADE FINANCIAL.” We use technology to offer differentiated investing, trading, banking and lending products, primarily through the Internet and other electronic media. Because we offer and deliver our products in this manner, we enjoy enhanced scale and a lower operating cost structure than many traditional “brick and mortar” financial services companies. This lower operating cost structure allows us to provide financial solutions to our customers at a lower price/rate than traditional financial services companies. During the past three years, we have focused on broadening our product offerings to expand relationships with customers and to integrate our products and their supporting technologies to improve profitability.

We have two operating segments: retail and institutional. The retail segment consists of investing, trading, banking and lending product and service offerings, while the institutional segment consists of balance sheet management, market-making and global execution and settlement services for institutional customers.

We serve three client bases (retail, corporate and institutional) through our retail and institutional operating segments. In 2004, we derived approximately 60% of our revenues from what is now characterized as the retail segment, of which less than 5% was from corporate customers, and approximately 40% of our revenues from what is now characterized as the institutional segment.

Retail customers are offered a wide range of trading, investing, banking and lending products. We maintain E*TRADE FINANCIAL Centers in New York City, New York; San Francisco, California; Alhambra, California; Alpharetta, Georgia; Beverly Hills, California; Boston, Massachusetts; Chicago, Illinois; Costa Mesa, California; Dallas, Texas; Denver, Colorado; La Jolla, California; Orlando, Florida; Palo Alto, California; Scottsdale, Arizona; Washington, DC; and, in the near future, Seattle Washington that offer retail customers personal access to a team of licensed relationship specialists. We offer, either alone or with our partners, branded retail brokerage websites in the U.S., Australia, Canada, Denmark, Estonia, France, Germany, Hong Kong, Iceland, Japan, Korea, Sweden and the United Kingdom. Institutional customers are offered access to a broad range of brokerage products and services, including execution services, direct market access to exchanges through a web-based platform, cross-border trading and third party independent research. Corporate clients use our employee stock plan administration and options management tools. These corporate client accounts provide us an opportunity to reach our clients’ employees and offer them our products and services.

Our corporate offices are located at 135 East 57th Street, New York, New York 10022 and our telephone number is (646) 521-4300. We maintain significant domestic corporate and operational offices in Arlington, Virginia; Menlo Park, California; Irvine, California; Chicago, Illinois; Rancho Cordova, California; and Alpharetta, Georgia. With the closing of our acquisition of Harrisdirect, LLC (“Harrisdirect”), we have added operational facilities in Sandy, Utah; Charlotte, North Carolina and Jersey City, New Jersey. Although not as significant, we maintain international offices in London, United Kingdom; Paris, France; Stockholm, Sweden; Copenhagen, Denmark; Berlin, Germany; Tokyo, Japan; and Hong Kong. We were incorporated in California in 1982 and reincorporated in Delaware in July 1996.

We maintain a website at www.etrade.com where general information about us is available. The contents of our website are not part of this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Risk Factors

You should carefully consider all of the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth under the heading “Risk Factors” beginning on page 4.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain information included in this memorandum, including the documents incorporated by reference herein, may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included in this memorandum and the documents incorporated by reference, are forward-looking statements. In particular, statements that we make relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. Whenever used, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	changes in general economic conditions, including fluctuations in interest rates;

•	changes in governmental regulations or enforcement practices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	reductions in earnings and cash flow if our loss reserves are insufficient;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	liability resulting from litigation, including our litigation with MarketXT Holdings, Inc.;

•	our ability to locate and acquire suitable acquisition candidates at attractive valuations and on acceptable terms;

•	our ability to assimilate the operations of our acquired businesses into our existing operations;

•	competition; and

•	other factors described elsewhere in this offering memorandum or in our filings with the SEC.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities.

If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Relating to the Nature of the Financial Services Business

Many of our competitors have greater financial, technical, marketing and other resources

Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services. Many also have greater name recognition, greater market acceptance and larger customer bases. These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services than we do. Moreover, some of our competitors have established relationships among themselves or with third parties to enhance their products and services. This means that our competitors may be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage

There has recently been significant consolidation in the online financial services industry, and the consolidation is likely to continue in the future. Should we be excluded from or fail to take advantage of viable consolidation opportunities or if we acquire businesses and we are unable to integrate or manage them properly, we could be placed at a competitive disadvantage.

Recently, we announced our acquisition of Harrisdirect, LLC and our plans to acquire the online brokerage business known as BrownCo. The primary asset of each of these businesses is their customer accounts. Acquisitions entail numerous risks, including retaining or hiring skilled personnel, integrating acquired operations, products (including pricing) and personnel and the diversion of management attention from other business concerns, all of which will affect the retention or attrition of acquired customer accounts. In the event that we are not successful in our integration efforts, we may experience significant attrition in the acquired accounts or experience other issues that would prevent us from achieving the level of revenue enhancements and cost savings that we expect with respect to an acquisition. Finally, while the Harrisdirect acquisition has closed, there can be no assurance that we will successfully close our acquisition of BrownCo.

We expect to pursue additional acquisitions of companies in our industry, which may require us to obtain additional financing and subject us to integration risks. In addition, there can be no assurance that we will realize a positive return on any acquisition or that future acquisitions will not be dilutive to earnings.

Downturns or disruptions in the securities markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing

A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources, we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. Like other financial services firms, we are affected directly by national and global economic, political and market conditions, broad trends in business and finance, disruptions to the securities markets and changes in volume and price levels of securities and futures transactions.

A decrease in trade volume may be more significant for us with respect to our less active customers, increasing our dependence on our more active trading customers who receive more favorable pricing based on their trade volume. Decreases in volumes, as well as securities prices, are also typically associated with a decrease in margin borrowing. Because we generate revenue from interest charged on margin borrowing, such decreases result in a reduction of revenue. When transaction volume is low, our operating results may be harmed in part because some of our overhead costs may remain relatively fixed.

We rely heavily on technology to deliver products and services

Disruptions to or instability of our technology, including an actual or perceived breach of the security of our technology, could harm our business and our reputation. Similarly, a significant disruption to or instability of one or more major technology systems other than ours, including the actual or perceived breach of the security of such systems, could have a general negative effect that would harm our business.

Downturns in the securities markets increase the credit risk associated with margin lending or stock loan transactions

We permit customers to purchase securities on margin. When the market declines rapidly, there is an increased risk that the value of the collateral we hold in connection with these transactions could fall below the amount of a customer’s indebtedness. Similarly, as part of our broker-dealer operations, we frequently enter into arrangements with other broker-dealers for the lending of various securities. Under regulatory guidelines, when we borrow or lend securities, we must generally simultaneously disburse or receive cash deposits. We may risk losses if there are sharp changes in market values of many securities and the counterparties to the borrowing and lending transactions fail to honor their commitments. Any downturn in public equity markets may lead to a greater risk that parties to stock lending transactions may fail to meet their commitments.

We may be unsuccessful in managing the effects of changes in interest rates and the interest-bearing banking assets in our portfolio

Our results of operations depend in significant part upon our level of net interest income, that is, the difference between interest income from interest-earning banking assets (such as loans and mortgage-backed and other asset-backed securities) and interest expense on interest-bearing banking liabilities (such as deposits and borrowings). E*TRADE Bank (the “Bank”) uses derivatives to help manage its interest rate risk. However, derivatives utilized may not be entirely effective and changes in market interest rates and the yield curve could reduce the value of the Bank’s financial assets and reduce net interest income. Many factors affect interest rates, including governmental monetary policies and domestic and international economic and political conditions.

The diversification of our asset portfolio may increase the level of charge-offs

As we diversify our asset portfolio through purchases and originations of higher-yielding asset classes, such as credit card portfolios and other consumer loans, we will have to manage assets that carry a higher risk of default than our mortgage portfolio. Consequently, the level of charge-offs associated with these assets may be higher than previously experienced. In addition, if the overall economy weakens, we could experience higher levels of charge-offs. If expectations of future charge-offs increase, a corresponding increase in the amount of our allowance for loan loss would be required. The increased level of provision for loan losses recorded to meet additional allowance for loan loss requirements could adversely affect our financial results, if those higher yields do not cover the provision for loan losses.

An increase in our delinquency rate could adversely affect our results of operations

Our underwriting criteria or collection methods may not afford adequate protection against the risks inherent in the loans comprising our consumer loan portfolio. In the event of a default, the collateral value of the financed item may not cover the outstanding loan balance and costs of recovery. In the event our portfolio of consumer finance receivables experiences higher delinquencies, foreclosures, repossessions or losses than anticipated, our results of operations or financial condition could be adversely affected.

Risks associated with principal trading transactions could result in trading losses

A majority of our specialist and market-making revenues are derived from trading as a principal. We may incur trading losses relating to the purchase, sale or short sale of securities for our own account, as well as trading losses in our specialist stocks and market maker stocks. From time to time, we may have large positions in securities of a single issuer or issuers engaged in a specific industry. We also operate a proprietary trading desk separate from our specialist and market maker operations, which may also incur trading losses.

Reduced grants by companies of employee stock options could adversely affect our results of operations

We are a provider of stock plan administration and options management tools. In December 2004, the Financial Accounting Standards Board (“FASB”) issued new rules that upon adoption, will require companies to value and expense employee stock options they grant to their employees and employee stock purchase plan transactions in which the terms are more favorable to those available to all holders of the same class of shares. This may result in companies granting fewer employee options and modifying their existing employee stock purchase plans, potentially reducing the amount of products and services we provide these companies and compelling us to incur additional costs so that our tools comply with the new FASB statement. Additionally, we may see a reduction in commission revenues as fewer employee stock options would be available for exercise and sale by the employees of these companies.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our specialist and market maker business

The increase in computer generated buy/sell programs in the marketplace has continued to tighten spreads, resulting in reduced revenue capture per share by the specialist and market-making community and reduced payment for order flow revenues for us. Similarly, a reduction in the volume and/or volatility of trading activity could also reduce spreads that specialists and market makers receive, which adversely affect our market-making revenues.

Alternative trading systems that have developed over the past few years could also reduce the levels of trading of exchange-listed securities through specialists and the levels of over-the-counter trading through market makers. In addition, electronic communications networks, or ECNs, have emerged as an alternative forum to which broker-dealers and institutional investors can direct their limit orders. This allows broker-dealers and institutional investors to avoid directing their trades through market makers. As a result, we may experience a reduction in our flow of limit orders.

Our international efforts subject us to additional risks, which could impair our business growth

One component of our strategy has been an effort to build an international business. We have established certain joint venture and/or licensee relationships. We have limited control over the management and direction of these venture partners and/or licensees, and their action or inaction, including their failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation.

Risks Relating to the Regulation of our Business

We are subject to extensive government regulation, including banking and securities rules and regulations, which could restrict our business practices

The securities and banking industries are subject to extensive regulation. All of our broker-dealer subsidiaries have to comply with many laws and rules, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. We are also subject to additional laws and rules as a result of our specialist and market maker operations.

To the extent that, now or in the future, we solicit orders from our customers or make investment recommendations (or are deemed to have done so), or offer products and services, such as investing in futures, that are not suitable for all investors, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers.

As part of our institutional business we provide clients access to certain third-party research tools and other services in exchange for commissions earned. Currently, these activities are allowed by various regulatory bodies. However, changes to the regulations governing these activities have been proposed in the United Kingdom and the United States. If the regulations are changed in a way that limits or eliminates altogether the services we could provide to clients in exchange for commissions, we may realize a decrease in our institutional commission revenues.

Similarly, E*TRADE Financial Corporation, E*TRADE Re, LLC and ETB Holdings, Inc., as savings and loan holding companies, and the Bank, as a Federally chartered savings bank, are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (“OTS”), and, in the case of the Bank, also the FDIC. Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, recordkeeping, transactions with affiliates and conduct and qualifications of personnel.

If we fail to comply with applicable securities, banking and insurance laws, rules and regulations domestically and internationally, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

The SEC, the New York Stock Exchange (“NYSE”), the NASD, Inc. (“NASD”) or other self-regulatory organizations and state securities commissions can, among other things, censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. Regulatory organizations in countries outside of the United States have similar authority. The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance system. The failure to establish and enforce reasonable compliance procedures domestically and internationally, even if unintentional, could subject us to significant losses or disciplinary or other actions.

If we do not maintain the capital levels required by regulators, we may be fined or even forced out of business

The SEC, NYSE, NASD, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. Failure to maintain the required net capital could result in suspension or revocation of registration by the SEC and suspension or expulsion by the NYSE and/or NASD, and could ultimately lead to the firm’s liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock.

Similarly, the Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could harm a bank’s operations and financial statements. A bank must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of its capital, risk weightings of assets, off-balance sheet transactions and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to adjusted total assets. To satisfy the capital requirements for a “well capitalized” financial institution, a bank must maintain higher Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to adjusted total assets ratios.

As a non-grandfathered savings and loan holding company, we are subject to regulations that could restrict our ability to take advantage of certain business opportunities

We are required to file periodic reports with the OTS and are subject to examination by the OTS. The OTS also has certain types of enforcement powers over us, ETB Holdings, Inc. and E*TRADE Re, LLC, including the ability to issue cease-and-desist orders, force divestiture of the Bank and impose civil and monetary penalties for violations of Federal banking laws and regulations or for unsafe or unsound banking practices. In addition, under the Gramm-Leach-Bliley Act, our activities are restricted to those that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature if those investments are made for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements.

We believe all of our existing activities and investments are permissible under the Gramm-Leach-Bliley Act, but the OTS has not yet fully interpreted these provisions. Even if our existing activities and investments are permissible, we are unable to pursue future activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies.

In addition, the Bank is subject to extensive regulation of its activities and investments, capitalization, community reinvestment, risk management policies and procedures and relationships with affiliated companies. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new Bank subsidiaries and the commencement of new activities by Bank subsidiaries require the prior approval of the OTS, and in some cases the FDIC, which may deny approval or limit the scope of our planned activity. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect us following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

Risks Relating to Owning Our Stock

We have incurred losses in the past and we cannot assure you that we will be profitable

We have incurred losses in the past and we may do so in the future. While we reported net income for the past two years, we reported a net loss of $186.4 million in 2002. We may incur losses in the future.

We expect that expensing stock options granted to our employees will have an impact on our financial results

We are not currently required to record any compensation expense in connection with stock option grants to employees that have an exercise price at or above fair market value. In December 2004, however, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment, which among other things requires public companies to expense employee stock options and other share-based payments at their fair value when issued. We have voluntarily elected to adopt stock option expensing for reporting periods beginning on or after July 1, 2005. As a result of its impact on our financial results, we may be forced to decrease or eliminate employee stock option grants, which could, in turn, have a negative impact on our ability to attract and retain qualified employees.

We are substantially restricted by the terms of our senior notes

In June 2004, we issued an aggregate principal amount of $400 million of senior notes due June 2011. In September 2005, we issued an additional aggregate principal amount of $100 million of senior notes due June 2011 under the same indenture plus $350 million aggregate principal amount of senior notes due September 2013 under a separate indenture. The indentures governing the senior notes contains various covenants and restrictions that limit our ability and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock;

•	make investments or other restricted payments;

•	enter into transactions with our stockholders or affiliates;

•	sell assets or shares of capital stock of our subsidiaries;

•	restrict dividend or other payments to us from our subsidiaries; and

•	merge, consolidate or transfer substantially all of our assets.

As a result of the covenants and restrictions contained in the indentures, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness could include more restrictive covenants.

We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.

Our corporate debt levels may limit our ability to obtain additional financing

At June 30, 2005, we had an outstanding balance of $400.0 million in senior notes, $185.2 million in convertible subordinated notes and $41.5 million in term loans. Our ratio of debt (our senior and convertible debt, capital lease obligations and term loans) to equity (expressed as a percentage) was 27% at June 30, 2005. In September 2005, we entered into a $250 million three-year senior secured revolving credit facility and issued an additional $450.0 million in senior notes to facilitate our acquisition of Harrisdirect. Loans made under the senior secured revolving credit facility are secured by a perfected first-priority pledge of the capital stock of each of our first-tier domestic subsidiaries other than E*TRADE Re, LLC, subject to applicable law and by a pledge of promissory notes representing loans and other advances by us to our subsidiaries. Had the senior notes we issued in September been outstanding at June 30, 2005, our ratio of debt to equity would have been 47%.

We may incur additional indebtedness in the future, including in connection with our planned acquisition of BrownCo. Our level of indebtedness, among other things, could:

•	make it more difficult or costly for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business; or

•	make us more vulnerable in the event of a downturn in our business.

The market price of our common stock may continue to be volatile

From January 1, 2003 through September 30, 2005, the price per share of our common stock has ranged from a low of $3.65 to a high of $17.60. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations. In the past, volatility in the market price of a company’s securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key employees, reduce our access to capital and otherwise harm our business.

We may need additional funds in the future, which may not be available and which may result in dilution of the value of our common stock

In the future, we may need to raise additional funds, which may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the issuance of securities could dilute the value of shares of our common stock and cause the market price to fall.

We have various mechanisms in place that may discourage takeover attempts

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a shareholder may consider favorable. Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	provision for a classified Board of Directors with staggered, three-year terms;

•	the prohibition of cumulative voting in the election of directors;

•	a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws;

•	limits on the persons who may call special meetings of shareholders;

•	the prohibition of shareholder action by written consent; and

•	advance notice requirements for nominations to the Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

Attempts to acquire control of the company may also be delayed or prevented by our stockholder rights plan, which is designed to enhance the ability of our Board of Directors to protect shareholders against unsolicited attempts to acquire control of the company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the company and our shareholders. In addition, certain provisions of our stock incentive plans, management retention and employment agreements (including severance payments and stock option acceleration), and Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, to fund our operations and to finance capital expenditures. We may also use a portion of the net proceeds from the sale of securities to finance our planned acquisition of BrownCo and to fund related transaction expenses and regulatory capital requirements associated with the acquisition.

DIVIDENDS

We have never declared or paid cash dividends on our common stock. Although we do not currently have any plans to pay cash dividends on our common stock, we may do so in the future.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to fixed charges and preferred stock dividends:

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004	Year Ended December 31,				Three Months Ended December 31, 2000	Year Ended September 30, 2000
			2004	2003	2002	2001
Ratio of earnings to fixed charges (1)	1.90	2.06	1.97	1.53	1.32	—	1.01	1.18
Ratio of earnings to fixed charges and preferred stock dividends	1.90	2.06	1.97	1.53	1.32	—	1.01	1.18

(1)	The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes, equity in income of investments and fixed charges by (ii) fixed charges. Fixed charges consist of consolidated interest expense and the portion of rental expense which is deemed to represent interest. Earnings were insufficient to cover fixed charges for the year ended December 31, 2001 by $254,763.

DESCRIPTION OF SENIOR NOTES

We may issue senior notes under an indenture in the form filed as an exhibit to this registration statement, which we refer to as the “senior notes indenture” and, together with the debt securities indenture and the subordinated debt indenture, each described below, as the “indentures.” The senior notes indenture will be entered into between us and a trustee to be named prior to the issuance of any senior notes, which we refer to as the “senior notes trustee.” We also refer to the senior notes trustee, the debt securities trustee and the subordinated debt securities trustee together as the “trustees,” and each individually as a “trustee.” The senior notes indenture does not limit the amount of senior notes that can be issued thereunder and provides that the senior notes may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures creating such series.

We have summarized below the material provisions of the senior notes indenture and the senior notes or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the senior notes indenture itself which describes completely the terms and definitions summarized below and contains additional information about the senior notes. For purposes of this “Description of Senior Notes,” the term “the Company” means E*TRADE Financial Corporation and its successors under the senior notes indenture, in each case excluding its subsidiaries. Our broker dealer and bank regulated subsidiaries, which we refer to as our Regulated Subsidiaries, are generally not subject to the restrictive covenants in the senior notes indenture which place limitations on the Company’s actions, and where they are subject to covenants, there are numerous exceptions and limitations.

General

When we offer to sell a particular series of senior notes, we will describe the specific terms of the senior notes in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the senior notes offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such senior notes will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the terms of any conversion or exchange; (7) any events of default or covenants in addition to or in lieu of those set forth in the senior notes senior notes indenture; (8) provisions for electronic issuance of senior notes or for senior notes in uncertificated form; and (9) any additional provisions or other special terms, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the senior notes.

The senior notes will be unsecured senior obligations of the Company. Interest on the senior notes will be payable semi-annually in cash. Interest on the senior notes will accrue from the most recent date on which interest on the senior notes was paid or, if no interest has been paid, from and including the date on which the senior notes were originally issued. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

The Company may redeem the senior notes at such times, and at such redemption prices as will be set forth in the prospectus supplement describing the terms of any series of senior notes we may offer.

In addition, prior to such time as will be set forth in the applicable prospectus supplement for a series of senior notes, the Company may redeem up to 35% of the principal amount of the senior notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock) at a redemption price of 100% of their principal amount plus a premium equal to the interest rate per annum on the senior notes applicable on the date on which notice of redemption is given, plus accrued interest; provided that at least 65% of the aggregate principal amount of senior notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

The Company will give not less than 10 days’ nor more than 90 days’ notice of any redemption. If less than all of the senior notes are to be redeemed, selection of the senior notes for redemption will be made by the senior notes trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the senior notes are listed, or,

•	if the senior notes are not listed on a national securities exchange, by lot or by such other method as the senior notes trustee in its sole discretion shall deem to be fair and appropriate.

However, no senior note of $1,000 in principal amount or less shall be redeemed in part. If any senior note is to be redeemed in part only, the notice of redemption relating to such senior note will state the portion of the principal amount to be redeemed. A new senior note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original senior note.

Ranking

The senior notes will be general senior obligations of the Company and will rank equal in right of payment with all existing and future unsubordinated indebtedness of the Company. The senior notes will also rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

The Company currently conducts most of its operations through its Subsidiaries. As the Company’s obligations under the senior notes are not guaranteed by its Subsidiaries, creditors of the Company’s Subsidiaries, including trade creditors, customers, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of the Holders. The senior notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, customers and preferred stockholders, if any, of the Subsidiaries of the Company.

The senior notes indenture permits the Company and its Subsidiaries to incur secured debt under specified circumstances. If the Company’s existing or future secured creditors exercise their rights with respect to its pledged assets, the secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the senior notes. Holders of the senior notes will participate in the Company’s remaining assets ratably with all of its other unsubordinated creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the senior notes then outstanding.

Absence of FDIC Insurance and Guarantees

The senior notes are not savings accounts or deposits with E*TRADE Bank or any other Subsidiary of the Company nor are they insured by the FDIC or by the United States or any agency or fund of the United States. In addition, the senior notes are not obligations of, or guaranteed by any of our Subsidiaries. The senior notes are not secured by our assets or those of any of our Subsidiaries.

Sinking Fund

There will be no sinking fund payments for the senior notes.

Governing Law

The senior notes indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

Covenants

Overview

In the senior notes indenture, the Company will agree to covenants that limit its and its Restricted Subsidiaries’ and, in certain limited cases, Regulated Subsidiaries’, ability, among other things, to:

•	incur additional debt and issue Preferred Stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•	issue or sell capital stock of Regulated Subsidiaries or Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens; and

•	effect mergers.

Pursuant to the senior notes indenture, the covenants under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Liens,” “—Limitation on Sale-Leaseback Transactions,” “—Limitation on Asset Sales,” apply to the Company and the Restricted Subsidiaries, but generally do not apply to Regulated Subsidiaries.

If a Change of Control occurs and triggers a Rating Decline, each Holder of senior notes will have the right to require the Company to repurchase all or a part of the Holder’s senior notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Limitation on Indebtedness and Issuances of Preferred Stock

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, including Disqualified Stock (other than the senior notes, Guarantees of the 2011 Notes, Guarantees of the 2013 Notes, any Senior Notes Guarantees and Indebtedness existing on the Closing Date), and the Company will not permit any Restricted Subsidiary to issue Preferred Stock; provided that the Company or any Subsidiary Guarantor may Incur Indebtedness and any Restricted Subsidiary may Incur Acquired Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would be greater than 2.5:1.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness of the Company under any Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $300 million;

(2) Indebtedness owed (A) to the Company or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary or Regulated Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary or Regulated Subsidiary ceasing to be a Restricted Subsidiary or Regulated Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary or Regulated Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company (or any Subsidiary that is a Subsidiary Guarantor at the time such Indebtedness is Incurred) is the obligor on such Indebtedness, such Indebtedness must be expressly contractually subordinated in right of payment to the senior notes, in the case of the Company, or the Senior Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (1), (2) or (6)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the senior notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the senior notes or a Senior Note Guarantee shall only be permitted under this clause (3) if (x) in case the senior notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the senior notes or a Senior Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining senior notes or the Senior Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the senior notes or a Senior Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the senior notes or the Senior Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the senior notes or the Senior Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or a Subsidiary Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness to be refinanced or refunded;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase senior notes, 2011 Notes or 2013 Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the senior notes, the 2011 Notes or the 2013 Notes as described under “Defeasance”; and

(5) Guarantees of senior notes and Guarantees of Indebtedness of the Company or by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Future Subsidiary Guarantees” covenant.

(b) Notwithstanding any other provision of this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or due to fluctuations in the value of commodities or securities which underlie such Indebtedness. For the purposes of determining compliance with any restriction on the Incurrence of Indebtedness (x), the U.S dollar equivalent principal amount of any Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt and (y) the principal amount of any Indebtedness which is calculated by reference to any underlying security or commodity shall be calculated based on the relevant closing price of such commodity or security on the date such Indebtedness was incurred.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, (x) Indebtedness outstanding under any Credit Facility on the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of part (a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

(d) Neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the senior notes or the applicable Senior Note Guarantee to the same extent.

(e) The Company will not permit any Regulated Subsidiary (x) to Incur any Indebtedness the proceeds of which are not invested in the business of such Bank Regulated Subsidiary (or any Subsidiary of such Bank Regulated Subsidiary) or such Broker Dealer Regulated Subsidiary (or any Subsidiary of such Broker Dealer Regulated Subsidiary which is also a Regulated Subsidiary), and (y) to Incur any Indebtedness for the purpose, directly or indirectly, of dividing or distributing the proceeds of such Indebtedness to the Company or any Restricted Subsidiary; except that the Incurrence of Indebtedness by a Regulated Subsidiary that does not comply with (x) and (y) above shall be permitted provided that such Incurrence complies with paragraph (a) of this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant as if such paragraph applied to such Regulated Subsidiary.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly,

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (other than (w) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (x) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries or Regulated Subsidiaries held by minority stockholders, (y) dividends or distributions on non-voting Preferred Stock the proceeds from the sale of which were invested in the business of such Regulated Subsidiary (or any Subsidiary of such Regulated Subsidiary which is also a Regulated Subsidiary), and (z) pro rata dividends on Preferred Stock of Subsidiaries that are real estate investment trusts, including Highland REIT, Inc., held by minority stockholders;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or any Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company, any Restricted Subsidiary or any Regulated Subsidiary) or (B) a Restricted Subsidiary or Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the senior notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Senior Note Guarantee; or

(4) (a) with respect to the Company and any Restricted Subsidiary, make any Investment, other than a Permitted Investment, in any Person, and (b) with respect to any Regulated Subsidiary, make any Investment in an Unrestricted Subsidiary (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”);

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(C) the subsidiary subject to the Restricted Payment is both a Regulated Subsidiary and a Significant Subsidiary that is not in compliance with applicable regulatory capital or other material requirements of its regulators, such as the OTS or FDIC, or any applicable state, federal or self regulatory organization, or would fail to be in compliance with applicable regulatory requirements as a consequence of the payment; or

(D) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date falls and ending on the last day of such fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the senior notes trustee, provided that such Adjusted Consolidated Net Income may only be recognized during those quarters for which the Company has filed reports with the SEC to the extent provided in “—SEC Reports and Reports to Holders” or has furnished comparable financial information to the senior notes trustee plus

(2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock or Preferred Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the senior notes indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the senior notes) plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or Regulated Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary or Regulated Subsidiary in such Person or Unrestricted Subsidiary plus

(4) $100 million.

(b) The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the senior notes or any Senior Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(3) the repurchase, redemption or other acquisition of Capital Stock of the Company, a Subsidiary Guarantor, a Restricted Subsidiary or a Regulated Subsidiary (or options, warrants or other rights to acquire such Capital Stock) or a dividend on such Capital Stock in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a change of control, the Company has made an Offer to Purchase and purchased all senior notes, 2011 Notes and 2013 Notes validly tendered for payment in accordance with the “Repurchase of Senior Notes Upon a Change of Control” covenant), prior to the Stated Maturity of the senior notes, 2011 Notes and 2013 Notes, respectively;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the senior notes or any Senior Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a change of control, the Company has made an Offer to Purchase and purchased all senior notes, 2011 Notes and 2013 Notes validly tendered for payment in accordance with the “Repurchase of Senior Notes Upon a Change of Control” covenant), prior to the Stated Maturity of the senior notes, 2011 Notes and 2013 Notes, respectively;

(5) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary and that, in the case of the Company, comply with the provisions of the senior notes indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the repurchase, redemption or other acquisition of the Company’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly employees of the Company and their Affiliates, heirs and executors; provided that the aggregate amount of all such repurchases pursuant to this clause (9) shall not exceed $50 million;

(9) the repurchase of Common Stock of the Company, or the declaration or payment of dividends on Common Stock (other than Disqualified Stock) of the Company; provided that the aggregate amount of all such declarations, payments or repurchases pursuant to this clause (9) shall not exceed $100 million in any fiscal year; provided further that at the time of declaration of such dividend or at the time of such repurchase (x) no Default or Event of Default has occurred and is continuing, and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant; or

(10) the repurchase, redemption or other acquisition of the Outstanding Convertible Notes,

provided that, except in the case of clause (1), no Default or Event of Default (excluding, in each case, clause (i) of “Events of Default”) shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (10) thereof, clause (2) thereof, an exchange of Capital Stock for Capital Stock or

Indebtedness referred to in clause (3) or (4) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof, the repurchase of Capital Stock referred to in clause (7) thereof, the repurchase of Common Stock referred to in clause (9) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6), shall be included in calculating whether the conditions of clause (D) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the senior notes, or Indebtedness that is pari passu with the senior notes or any Senior Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (D) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

(d) For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary or Regulated Subsidiary (other than any Subsidiary Guarantor) to

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or Regulated Subsidiary owned by the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary or Regulated Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary or Regulated Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in any Credit Facility, the senior notes indenture or any other indentures or agreements in effect on the Closing Date, and any amendments, supplements, extensions, refinancings, renewals or replacements of such indentures or agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law including rules and regulations of and agreements with any regulatory authority having jurisdiction over the Company, any Restricted Subsidiary, or any Regulated Subsidiary, including, but not limited to the OTS, the FDIC, the SEC any self regulatory organization of which such Regulated Subsidiary is a member, or the imposition of conditions or requirements pursuant to the enforcement authority of any such regulatory authority;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary or Regulated Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements of thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary not otherwise prohibited by the senior notes indenture; or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary in any manner material to the Company or any Restricted Subsidiary or Regulated Subsidiary taken as a whole; or

(5) with respect to a Restricted Subsidiary or Regulated Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or Regulated Subsidiary.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” covenant shall prevent the Company, any Restricted Subsidiary or any Regulated Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary or Regulated Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) (i) with respect to the capital stock of a Restricted Subsidiary, to the Company or a Wholly Owned Restricted Subsidiary or, (ii) in the case of Regulated Subsidiary, to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale;

(4) (i) sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock but excluding Disqualified Stock) of a Restricted Subsidiary or a Regulated Subsidiary by the Company, a Restricted Subsidiary or a Regulated Subsidiary, provided that the Company or such Restricted Subsidiary or Regulated Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (A) or (B) of the “Limitation on Asset Sales” covenant and (ii) issuances of Preferred Stock of a Restricted Subsidiary if such Restricted Subsidiary would be entitled to Incur such Indebtedness under the covenant entitled “Limitations on Indebtedness and Issuances of Preferred Stock”; or

(5) sales of Capital Stock, other than Common Stock, by a Regulated Subsidiary or a Subsidiary of such Regulated Subsidiary, the proceeds of which are invested in the business of such Regulated Subsidiary.

Future Subsidiary Guarantees

The Company will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary), unless (a) such Restricted Subsidiary or Regulated Subsidiary, to the extent permitted by law, simultaneously executes and delivers a supplemental senior notes indenture to the senior notes indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the senior notes by such Restricted Subsidiary or Regulated Subsidiary and (b) such Restricted Subsidiary or Regulated Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary or Regulated Subsidiary as a result of any payment by such Restricted Subsidiary or Regulated Subsidiary under its Subsidiary Guarantee until the senior notes have been paid in full. The obligations of any such future Subsidiary Guarantor will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes or any Senior Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes or any Senior Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the senior notes or the Senior Note Guarantee.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary or Regulated Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any:

(1) sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s and Regulated Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary or Regulated Subsidiary (which sale, exchange or transfer is not prohibited by the senior notes indenture) or upon the designation of such Restricted Subsidiary or Regulated Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the senior notes indenture; or

(2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Affiliates of any Restricted Subsidiary or Regulated Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary or Regulated Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company, a Restricted Subsidiary or a Regulated Subsidiary delivers to the senior notes trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary or Regulated Subsidiary from a financial point of view;

(2) any transaction solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof;

(3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and customary indemnification arrangements entered into by the Company;

(4) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

(5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(6) the granting or performance of registration rights under a written agreement and approved by the Board of Directors of the Company, containing customary terms, taken as a whole;

(7) loans to an Affiliate who is an officer, director or employee of the Company, a Restricted Subsidiary or a Regulated Subsidiary by a Regulated Subsidiary in the ordinary course of business in accordance with Sections 7 and 13(k) of the Exchange Act;

(8) deposit, checking, banking and brokerage products and services typically offered to our customers on substantially the same terms and conditions as those offered to our customers, or in the case of a Bank Regulated Subsidiary, as otherwise permitted under Regulation O promulgated by the Board of Governors of under the Federal Reserve System; or

(9) any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (6) of this paragraph, (a) the aggregate amount of which exceeds $15 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $25 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the senior notes and all other amounts due under the senior notes indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the senior notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date;

(2) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary or Regulated Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens to secure Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed the greater of (x) $300.0 million and (y) an amount equal to the Secured Indebtedness Cap on the date on which such Lien is to be incurred;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(7) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8) Liens incurred by the Company or a Restricted Subsidiary for the benefit of a Regulated Subsidiary in the ordinary course of business including Liens incurred in the Broker Dealer Regulated Subsidiary’s securities business with respect to obligations that do not exceed $200 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); or

(9) Permitted Liens.

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, enter into any Sale-Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired.

The foregoing restriction does not apply to any Sale-Leaseback Transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of three years;

(2) the lease secures or relates to industrial revenue or pollution control bonds;

(3) the transaction is solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof; or

(4) the Company or such Restricted Subsidiary or Regulated Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the “Limitation on Asset Sales” covenant.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to consummate any Regulated Sale unless (1) the consideration received by the Company or such Restricted Subsidiary or Regulated Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary or Regulated Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary or such Regulated Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (excluding the first $300 million of Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from Asset Sales and Regulated Sales after the Closing Date) from one or more Asset Sales or Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the senior notes trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to:

(1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Worth,

(A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness or to redeem or repurchase Capital Stock, otherwise permitted by the senior notes indenture, of any Restricted Subsidiary or Regulated Subsidiary, in each case owing to or owned by a Person other than the Company or any Affiliate of the Company; or

(B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets; and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from one or more Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the senior notes trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $50 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the senior notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of senior notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date.

To the extent that the aggregate amount of senior notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any other purpose which is permitted by the senior notes indenture.

If the aggregate principal amount of senior notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the senior notes trustee shall select the senior notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered senior notes and Pari Passu Indebtedness. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, engage in any business other than a Related Business.

Repurchase of Senior Notes upon a Change of Control

The Company must commence, within 30 days of the later of (1) the occurrence of a Change of Control, and (2) a Rating Decline, and consummate an Offer to Purchase for all senior notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date; provided that the Company shall not be required to make an Offer to Purchase unless a Rating Decline occurs.

There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of senior notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

The above covenant requiring the Company to repurchase the senior notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such senior note repurchase, either prior to or concurrently with such senior note repurchase.

The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the senior notes in the manner, at the times and price and otherwise in compliance with the requirements of the senior notes indenture applicable to an Offer to Purchase for a Change of Control and purchases all senior notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

The Company will deliver to the senior notes trustee within 30 days after the filing of the same with the Securities and Exchange Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the

Securities and Exchange Commission, to the extent permitted, and provide the senior notes trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, provided that the Company need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Exchange Act. The Company will also comply with the other provisions of the TIA, section 314(a).

Effectiveness of Covenants

The covenants described under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Sale-Leaseback Transactions,” “—Limitation on Asset Sales,” “—SEC reports,” “—Limitation on Lines of Business,” (the “Terminated Covenants”) will no longer be in effect upon the Company attaining Investment Grade Status. The Terminated Covenants will not be reinstated regardless of whether the Company’s credit rating is subsequently downgraded from Investment Grade Status.

Events of Default

The following events will be defined as “Events of Default” in the senior notes indenture:

(a) default in the payment of principal of (or premium, if any, on) any senior note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any senior note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the senior notes indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Senior Notes upon a Change of Control” covenant;

(d) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the senior notes indenture or under the senior notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the senior notes trustee or the Holders of 25% or more in aggregate principal amount of the senior notes;

(e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days of such acceleration or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended;

(f) any final judgment or order (not covered by insurance), that is non-appealable, for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, senior notes trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, senior notes trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(i) failure by any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary to meet the minimum capital requirements imposed by applicable regulatory authorities, and such condition continues for a period of 30 days after the Company or such Broker Dealer Regulated Subsidiary first becomes aware of such failure;

(j) failure by any Bank Regulated Subsidiary that is a Significant Subsidiary to be at least “adequately capitalized,” as defined in regulations of applicable regulatory authorities; provided that an Event of Default under this clause (j) shall not have occurred until (x) 45 days from the time that such Bank Regulated Subsidiary has notice or is deemed to have notice of such failure unless a capital restoration plan has been filed the with OTS within that time (y) the expiration of a 90-day period commencing on the earlier the date of initial submission of a capital restoration plan to the OTS (unless such capital plan is approved by the OTS before the expiration of such 90-day period or, if the OTS has notified us that it needs additional time to determine whether to approve such capital plan, in which case such 90-day period shall be extended until the OTS determines whether to approve such capital plan, such capital plan is approved by the OTS upon the expiration of such extended period);

(k) if the Company or any Subsidiary that holds Capital Stock of a Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall become ineligible to hold such Capital Stock by reason of a statutory disqualification or otherwise;

(l) the Commission shall revoke the registration of any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary as a broker-dealer under the Exchange Act or any such Broker Dealer Regulated Subsidiary shall fail to maintain such registration;

(m) the Examining Authority (as defined in Rule 15c3-1) for any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall suspend (and shall not reinstate within 10 days) or shall revoke such Broker Dealer Regulated Subsidiary’s status as a member organization thereof;

(n) the occurrence of any event of acceleration in a subordination agreement, as defined in Appendix D to Rule 15c3-1 of the Exchange Act, to which the Company or any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary is a party; or

(o) any Subsidiary Guarantor that is a Significant Subsidiary repudiates its obligations under its Senior Note Guarantee or, except as permitted by the senior notes indenture, any Senior Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under the senior notes indenture, the senior notes trustee or the Holders of at least 25% in aggregate principal amount of the senior notes, then outstanding, by written notice to the Company (and to the senior notes trustee if such notice is given by the Holders), may, and the senior notes trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the senior notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the senior notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the senior notes trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding senior notes by written notice to the Company and to the senior notes trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the senior notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding senior notes may direct the time, method and place of conducting any proceeding for any remedy available to the senior notes trustee or exercising any trust or power conferred on the senior notes trustee. However, the senior notes trustee may refuse to follow any direction that conflicts with law or the senior notes indenture, that may involve the senior notes trustee in personal liability, or that the senior notes trustee determines in good faith may be unduly prejudicial to the rights of Holders of senior notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of senior notes. A Holder may not pursue any remedy with respect to the senior notes indenture or the senior notes unless:

(1) the Holder gives the senior notes trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding senior notes make a written request to the senior notes trustee to pursue the remedy;

(3) such Holder or Holders offer the senior notes trustee indemnity satisfactory to the senior notes trustee against any costs, liability or expense;

(4) the senior notes trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding senior notes do not give the senior notes trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a senior note to receive payment of the principal of, premium, if any, or interest on, such senior note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the senior notes, which right shall not be impaired or affected without the consent of the Holder.

The senior notes trustee shall, within 90 days of the occurrence of a default, give to the Holders of the senior notes notice of all uncured defaults known to it, but the senior notes trustee may withhold such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such Holders, except in the case of a default in the payment of the principal of or interest on any of the senior notes.

Officers of the Company must certify to the senior notes trustee, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and Regulated Subsidiaries and the Company’s and its Restricted Subsidiaries’ and its Regulated Subsidiaries’ performance under the senior notes indenture and that, to their knowledge, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the senior notes trustee of any default or defaults in the performance of any covenants or agreements under the senior notes indenture.

Consolidation, Merger and Sale of Assets

The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of (the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental senior notes indenture, executed and delivered to the senior notes trustee, all of the Company’s obligations under the senior notes indenture and the senior notes; provided, that if such continuing Person or Person shall not be a corporation, such entity shall organize or have a wholly-owned Subsidiary in the form of a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof, and shall cause such corporation to expressly assume, as a party to the supplemental senior notes indenture referenced above, as a co-obligor, each of such continuing Person or Person’s obligations under the senior notes indenture and the senior notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(4) immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(5) it delivers to the senior notes trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental senior notes indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(6) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger and Sale of Assets” section, shall have by amendment to its Senior Note Guarantee confirmed that its Senior Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the senior notes and the senior notes indenture;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of organization or convert the form of organization of the Company to another form, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge

The senior notes indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the senior notes on the 91st day after the deposit referred to below, and the provisions of the senior notes indenture will no longer be in effect with respect to the senior notes (except for, among other matters, certain obligations to register the transfer or exchange of the senior notes, to replace stolen, lost or mutilated senior notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the senior notes trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the senior notes on the Stated Maturity of such payments in accordance with the terms of the senior notes indenture and the senior notes;

(B) the Company has delivered to the senior notes trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the senior notes trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the defeasance trust is not required to register as an investment company under the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default

The senior notes indenture further will provide that its provisions will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (c) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (d) under “Events of Default” with respect to such other covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the senior notes trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the senior notes on the Stated Maturity of such payments in accordance with the terms of the senior notes indenture and the senior notes, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by the Company to the senior notes trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

If the Company exercises its option to omit compliance with certain covenants and provisions of the senior notes indenture with respect to the senior notes as described in the immediately preceding paragraph and the senior notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the senior notes trustee will be sufficient to pay amounts due on the senior notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the senior notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments, and any Subsidiary Guarantor’s Senior Note Guarantee with respect to such payments will remain in effect.

Satisfaction and Discharge

The senior notes indenture will be discharged and will cease to be of further effect as to all senior notes issued thereunder when:

(1) either:

(a) all senior notes that have been authenticated and delivered (other than destroyed, lost or stolen senior notes that have been replaced, notes that are paid and notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the senior notes trustee for cancellation and the Company has paid all sums payable under such senior notes indenture; or

(b) all senior notes mature within one year or are to be called for redemption within one year and the Company has irrevocably deposited with the senior notes trustee, as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of interest, to pay principal, premium, if any, and accrued interest on the notes to the date of maturity or redemption and all other sums payable under such senior notes indenture;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under such senior notes indenture or any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; and

(3) the Company has delivered irrevocable instructions to the senior notes trustee to apply the deposited money toward the payment of the senior notes at maturity or the redemption date, as applicable.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the senior notes trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

The senior notes indenture may be amended or supplemented, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the senior notes indenture, provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Company as evidenced by a board resolution, adversely affect the interest of the holders in any material respect;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the senior notes indenture under the TIA;

(4) evidence and provide for the acceptance of appointment by a successor senior notes trustee;

(5) make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder;

(6) to provide for uncertificated senior notes in addition to or in place of certificated senior notes;

(7) to provide for the issuance of Additional senior notes in accordance with the senior notes indenture;

(8) add Guarantees with respect to the senior notes in accordance with the applicable provisions of the senior notes indenture;

(9) secure the senior notes; or

(10) to conform any provision contained in the senior notes indenture to this “Description of Senior Notes.”

Modifications and amendments of the senior notes indenture may be made by the Company and the senior notes trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding senior notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

(2) reduce the principal amount of, or premium, if any, or interest on, any senior note;

(3) change the optional redemption dates or optional redemption prices of the senior notes from that stated under the caption “Optional Redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any senior note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the senior notes or modify any provision of the senior notes indenture relating to modification or amendment thereof;

(7) reduce the above-stated percentage of outstanding notes of such series, the consent of whose holders is necessary to modify or amend the applicable senior notes indenture;

(8) release any Subsidiary Guarantor from its Senior Note Guarantee, except as provided in the senior notes indenture; or

(9) reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the senior notes indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the senior notes indenture, or in any of the senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee, manager, partner, equityholder or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the senior notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the senior notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

The Senior Notes Trustee

Except during the continuance of a Default, the senior notes trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior notes indenture. If an Event of Default has occurred and is continuing, the senior notes trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the senior notes indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior notes indenture and provisions of the TIA, incorporated by reference therein contain limitations on the rights of the senior notes trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The senior notes trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The senior notes initially will be represented by one or more global notes in registered, global form without interest coupons. The global notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, also referred to as DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” In addition, transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The senior notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it,

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes; and

(2) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

All interests in a global note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the senior notes indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the senior notes indentures. Under the terms of the senior notes indenture, the Company and the senior notes trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the placement agents, the senior notes trustee nor any agent of the Company, the placement agents or the senior notes trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the senior notes trustee or the Company. None of the Company nor the senior notes trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and the Company and the senior notes trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

The Company understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if any of the events described under “Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute such notes to its participants.

The information in this section concerning DTC, and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among DTC participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the senior notes trustee nor any agent of the Company or the senior notes trustee will have any responsibility for the performance by DTC or its direct or indirect DTC participants of their obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the global note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act; or

(2) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In all the above cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Definitions

Set forth below are defined terms used in the covenants and other provisions of the senior notes indenture. Reference is made to the senior notes indenture for other capitalized terms used in this “Description of the senior notes” for which no definition is provided.

“2011 Indenture” means the Indenture dated as of July 8, 2004, between E*TRADE Financial Corporate and The Bank of New York, as Trustee, as amended or supplemented from time to time.

“2011 Notes” means 8% Senior Notes due 2011 issued by the Company pursuant to the 2011 Indenture, together with any exchange notes issued therefor.

“2013 Indenture” means the Indenture dated as of September 19, 2005, between E*TRADE Financial Corporate and The Bank of New York, as Trustee, as amended or supplemented from time to time.

“2013 Notes” means 7-3/8% Senior Notes due 2013 issued by the Company pursuant to the 2013 Indenture, together with any exchange notes issued therefor.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries and Regulated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary or Regulated Subsidiary, except that the Company’s equity in the net income of any such Person for such period (to the extent not otherwise excluded pursuant to clauses (2) through (6) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or to its Restricted Subsidiaries or Regulated Subsidiaries (less minority interest therein) as a dividend or other distribution;

(2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or Regulated Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) the net income of any Regulated Subsidiary (x) to the extent that the declaration or payment of dividends or similar distributions by such Regulated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement or instrument with a Person, other than such Regulated Subsidiaries applicable regulatory authorities, or any judgment or decree applicable to such Regulated Subsidiary (y) other than to the extent that such Regulated Subsidiary reasonably believes, in good faith, that such net income could be distributed, declared or paid as a dividend or similar distribution without causing such Regulated Subsidiary to fail to be at least “adequately capitalized” as defined in the regulations of applicable regulatory authorities, or to meet minimum capital requirements imposed by applicable regulatory authorities;

(5) any gains or losses (on an after-tax basis) attributable to Asset Sales or Regulated Sales;

(6) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries and Regulated Subsidiaries;

(7) all extraordinary gains and, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, extraordinary losses;

(8) the cumulative effect of changes in accounting principles; and

(9) the net after-tax effect of impairment charges related to goodwill and other intangible assets.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or a Regulated Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries; provided that such Person’s primary business is a Related Business or (2) an acquisition by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that constitute substantially all of a division or line of business of such Person that is a Related Business.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the senior notes indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of Investment Securities, inventory, receivables and other current assets;

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant;

(c) sales, transfers or other dispositions of assets with a fair market value not in excess of $2.5 million in any transaction or series of related transactions;

(d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(e) an issuance of Capital Stock by a Restricted Subsidiary or the sale, transfer or other disposition by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary or Regulated Subsidiary, in each case to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary; or

(f) Permitted Liens, or foreclosure on assets as a result of Liens permitted under the “Limitation on Liens” covenant.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors, or any other group performing comparable functions.

“Bank Regulated Subsidiary” means (i) ETB Holdings, Inc. (provided that such entity is a savings and loan holding company, as defined under the Home Owners’ Loan Act, as amended, or a bank holding company, as defined under the Bank Holding Company Act, as amended, but in no event shall such entity mean, or include, the Company), (ii) any direct or indirect insured depository institution subsidiary of the Company that is regulated by foreign, federal or state banking regulators, including, without limitation, the OTS and the FDIC or (iii) any Subsidiary of a Bank Regulated Subsidiary all of the Common Stock of which is owned by such Bank Regulated Subsidiary and the sole purpose of which is to issue trust preferred or similar securities where the proceeds of the sale of such securities are invested in such Bank Regulated Subsidiary and where such proceeds would be treated as Tier I capital were such Bank Regulated Subsidiary a bank holding company regulated by the Board of Governors of the Federal Reserve System.

“Broker Dealer Regulated Subsidiary” means any direct or indirect subsidiary of the Company that is registered as a broker dealer pursuant to Section 15 of the Exchange Act or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or

(2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means, the date on which senior notes are initially issued under the senior notes indenture.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense; and

(5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company, its Restricted Subsidiaries and its Regulated Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary or Regulated Subsidiary is not a Wholly Owned Restricted Subsidiary, or Wholly Owned Regulated Subsidiary, as the case may be, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary or Regulated Subsidiary multiplied by (B) the percentage of Common Stock of such Restricted Subsidiary or Regulated Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries or any of its Wholly Owned Regulated Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters (the “Four Quarter Period”), for which financial statements are available, ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”), to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or

Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiaries as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, plus (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person (other than (x) dividends paid in Qualified Capital Stock and (y) dividends on the Preferred Stock, the net proceeds of which will be used for the Distribution, to the extent they are paid in kind or accrete, except to the extent they constitute Disqualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation of the type described under clause (4) of the definition of “Indebtedness”, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; Indebtedness that is Guaranteed or secured by the Company, any of its Restricted Subsidiaries, or any of its Regulated Subsidiaries), and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary or Regulated Subsidiary if the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the 2011 Notes, the 2013 Notes or the senior notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (3) interest payments on trust preferred or similar securities issued by a Regulated Subsidiary to the extent the proceeds of the sale of such securities are invested in a Regulated Subsidiary.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries and Regulated Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Credit Facility” means a credit facility of, or Guaranteed by, the Company and used by the Company, its Restricted Subsidiaries or its Regulated Subsidiaries for working capital and other general corporate purposes together with the related documents (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement), supplemented, replaced or otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to a date that is 123 days following the Stated Maturity of the senior notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the senior notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the senior notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the senior notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Senior Notes upon a Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such senior notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Senior Notes upon a Change of Control” covenants.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company with total assets as determined under GAAP of at least $100,000, as set forth on the most recently available quarterly or annual consolidated balance sheet of such Restricted Subsidiary other than a Restricted Subsidiary that is (1) a Foreign Subsidiary or (2) a Subsidiary of any such Foreign Subsidiary.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy which, if determined by the Board of Directors as evidenced by a Board Resolution, shall be conclusively determined.

“FDIC” means the Federal Deposit Insurance Corporation.

“Foreign Subsidiary” means any Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code or any subsidiary that is otherwise organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the

Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the senior notes indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the senior notes indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the senior notes and (2) except as otherwise provided, the amortization or writedown of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and Statement of Financial Accounting Standards No. 142.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued by a Bank Regulated Subsidiary in the ordinary course of its business or STAMP or other signature guarantees made by a Regulated Subsidiary in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee of 2011 Notes” means any Guarantee of the obligations of the Company under the 2011 Indenture and the 2011 Notes by a Subsidiary Guarantor.

“Guarantee of 2013 Notes” means any Guarantee of the obligations of the Company under the 2013 Indenture and the 2013 Notes by a Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (i) currency exchange, interest rate, commodity, credit or equity swap, forward or futures agreements, currency exchange, interest rate, commodity, credit or equity cap agreements, currency exchange, interest rate, commodity, credit or equity collar agreements, or currency exchange, interest rate, commodity, credit or equity puts or calls, and (ii) other agreements or arrangements designed to protect such Person, directly or indirectly, against fluctuations in currency exchange, interest rate, commodity or equity prices.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding letters of credit issued by such Person and excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is recorded as a liability under GAAP and due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) Acquired Indebtedness;

(9) to the extent not otherwise included in this definition, net obligations under Hedging Obligations (other than Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, equity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(10) all obligations to redeem or repurchase Preferred Stock issued by such Person, other than PIK Preferred Stock,

provided that Indebtedness shall not include:

(a) obligations arising from products and services offered by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries in the ordinary course including, but not limited to, deposits, CDs, prepaid forward contracts, swaps, exchangeable debt securities, foreign currency purchases or sales and letters of credit;

(b) indebtedness or other obligations incurred in the ordinary course arising from margin lending, Stock Loan activities or foreign currency settlement obligations of a Broker Dealer Regulated Subsidiary;

(c) indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(d) Purchase Money Indebtedness of the Company or any Restricted Subsidiary not to exceed at any one time outstanding 5% of Consolidated Net Worth;

(e) indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(f) indebtedness Incurred by Professional Path, Inc. in the ordinary course of its proprietary trading activities in an amount not to exceed at any one time outstanding of $5 million;

(g) advances from the Federal Home Loan Bank, Federal Reserve Bank (or similar institution), repurchase and reverse repurchase agreements relating to Investment Securities, medium term notes, treasury tax and loan balances, special direct investment balances, bank notes, commercial paper, term investment option balances, brokered certificates of deposit, dollar rolls, and fed funds purchased, in each case incurred in the ordinary course of a Regulated Subsidiary’s business;

(h) Indebtedness Incurred by a Regulated Subsidiary and Guaranteed by the Company (i)(A) the proceeds of which are used to satisfy applicable minimum capital requirements imposed by applicable regulatory authorities of such Regulated Subsidiary and (B) where the provision of such Guarantee by the Company is required by the applicable regulatory authority or (ii) where the provision of such Guarantee by the Company is required by a bank, clearing house or other market participant in connection with the ordinary course of a Broker Dealer Regulated Subsidiary’s business.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest and

(C) that Indebtedness shall not include:

(x) any liability for federal, state, local or other taxes,

(y) performance, surety or appeal bonds provided in the ordinary course of business or

(z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Insurance Regulated Subsidiary” means any Subsidiary which conducts an insurance business such that it is regulated by any supervisory agency, state insurance department other state, federal or foreign insurance regulatory body or the National Association of Insurance Commissioners.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Investment Securities, advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or as a Regulated Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the “Limitation on Asset Sales” covenant.

“Investment Grade Status” shall occur when the senior notes receive a rating of “BBB-” or higher from S&P or a rating of “Baa3” or higher from Moody’s.

“Investment Securities” means marketable securities of a Person (other than an Affiliate or joint venture of the Company or any Restricted Subsidiary or any Regulated Subsidiary), mortgages, credit card and other loan receivables, futures contracts on marketable securities, interest rates and foreign currencies used for the hedging of marketable securities, mortgages or credit card and other loan receivables purchased, borrowed, sold, loaned or pledged by such Person in the ordinary course of its business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale or Regulated Sale, the proceeds of such Asset Sale or Regulated Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1) brokerage commissions and other fees and expenses (including attorney’s fees, accountants’ fees, underwriters’, placement agents’ and other investment bankers’ fees, commissions and consultant fees) related to such Asset Sale or Regulated Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale or Regulated Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, together with any actual distributions to shareholders of the type contemplated under clause (b)(9) under the covenant entitled “Limitation on Restricted Payments” with respect to the taxable income relating to such Asset Sale or Regulated Sale;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale or Regulated Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale and

(4) appropriate amounts to be provided by the Company, any Restricted Subsidiary or any Regulated Subsidiary as a reserve against any liabilities associated with such Asset Sale or Regulated Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Regulated Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer to purchase senior notes by the Company from the Holders commenced by mailing a notice to the senior notes trustee and each Holder stating:

(1) the covenant pursuant to which the offer is being made and that all senior notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any senior note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any senior note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a senior note purchased pursuant to the Offer to Purchase will be required to surrender the senior note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the senior note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of senior notes delivered for purchase and a statement that such Holder is withdrawing his election to have such senior notes purchased; and

(7) that Holders whose senior notes are being purchased only in part will be issued new senior notes equal in principal amount to the unpurchased portion of the senior notes surrendered; provided that each senior note purchased and each new senior note issued shall be in a principal amount of $1,000 or multiples of $1,000.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis senior notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all senior notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the senior notes trustee all senior notes or portions thereof so accepted together with an Officers’ Certificate specifying the senior notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of senior notes so accepted payment in an amount equal to the purchase price, and the senior notes trustee shall promptly authenticate and mail to such Holders a new senior note equal in principal amount to any unpurchased portion of the senior note surrendered; provided that each senior note purchased and each new senior note issued shall be in a principal amount of $1,000 or multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The senior notes trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, if the Company is required to repurchase senior notes pursuant to an Offer to Purchase.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the senior notes trustee, that meets the requirements of the senior notes indenture.

“Outstanding Convertible Notes” means 6.00% convertible subordinated notes due February 2007, issued by the Company pursuant to the senior notes indenture dated February 1, 2000, outstanding on the Closing Date.

“OTS” means the Office of Thrift Supervision.

“Permitted Investment” means:

(1) an Investment in the Company or a Restricted Subsidiary or a Regulated Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or Regulated Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary or Regulated Subsidiary; provided that such person’s primary business is a Related Business on the date of such Investment;

(2) Temporary Cash Investments and Investment Securities;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, securities prices, foreign currency exchange rates or interest rates; and

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the “Limitation on Asset Sales” covenant.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a lender’s unexercised rights of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(11) Liens in favor of the Company or any Restricted Subsidiary;

(12) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities or securities;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

(18) Liens on or sales of receivables or mortgages.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Preferred Stock” means Preferred Stock the terms of which do not permit the declaration or payment of any dividend or other distribution thereon or with respect thereto, or the redemption or conversion thereof, in each such case prior to the payment in full of the Company’s obligations under the senior notes.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Rating Agency” means any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

“Rating Decline” means (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by both Moody’s and S&P or (ii) a withdrawal of the rating of the senior notes by Moody’s and S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 30 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company, or a stockholder of the Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the senior notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Regulated Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1) all or any of the Common Stock of any Regulated Subsidiary that constitutes a Significant Subsidiary, or

(2) all or substantially all of the property and assets of an operating unit or business of any Regulated Subsidiary that constitutes a Significant Subsidiary,

in each case, that is not governed by the provisions of the senior notes indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Regulated Sale” shall not include an issuance, sale, transfer or other disposition of Capital Stock by a Regulated Subsidiary to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary.

“Regulated Subsidiary” means a Broker Dealer Regulated Subsidiary, a Bank Regulated Subsidiary or an Insurance Regulated Subsidiary or any other Subsidiary subject to minimum capital requirements or other similar material regulatory requirements imposed by applicable regulatory authorities.

“Related Business” means any financial services business which is the same as or ancillary or complementary to any business of the Company and its Restricted Subsidiaries and Regulated Subsidiaries that is being conducted on the Closing Date, including, but not limited to, activities under Section 4(k) of the Bank Holding Company Act, as amended, or Section 10 of the Home Owners’ Loan Act, as amended, broker-dealer services, insurance, investment advisory services, specialist and other market making activities, trust services, underwriting and the creation of and offers and sales of interests in mutual funds.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries and its Regulated Subsidiaries existing on such date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary, or a Regulated Subsidiary.

“Sale-Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person sells or transfers property and then or thereafter leases such property or any substantial part thereof which such Person intends to use for substantially the same purpose or purposes as the property sold or transferred, provided that for purposes of this definition, “property” shall not include Investment Securities.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Secured Indebtedness Cap” means, on any date, an amount equal to 1.0 times the Consolidated EBITDA of the Company for the most recently ended Four Quarter Period for which financial statements are available immediately preceding such date. For purposes of making the computation referred to above, Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to any

Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the date of such calculation, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

“Senior Note Guarantee” means any Guarantee of the obligations of the Company under the senior notes indenture, the 2011 Indenture, the 2013 Indenture and the senior notes by any Subsidiary Guarantor.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stock Loan” means a “Loan” as used in the Master Securities Loan Agreement published from time to time by the Bond Market Association.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Domestic Subsidiary which provides a Senior Note Guarantee of the Company’s obligations under the senior notes indenture and the senior notes pursuant to the “Future Subsidiary Guarantees.”

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within one year unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2) demand deposits, time deposit accounts, bankers acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company (i) has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or (ii) is a money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary or Regulated Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness and Issuance of Preferred Stock” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the senior notes indenture. Any such designation by the Board of Directors shall be evidenced to the senior notes trustee by promptly filing with the senior notes trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the senior notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership all of the outstanding Capital Stock of such Subsidiary by such Person or one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF OTHER DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities other than the senior notes, which we refer to as the “debt securities.” The debt securities will be issued under an indenture in the form filed as an exhibit to this registration statement, which we refer to as the “debt securities indenture” and, together with the senior notes indenture and the subordinated debt indenture, described below, as the “indentures.” The debt securities indenture will be entered into between us and a trustee to be named prior to the issuance of any debt securities, which we refer to as the “debt securities trustee.” We also refer to the senior notes trustee, the debt securities trustee and the subordinated debt securities trustee together as the “trustees,” and each individually as a “trustee.” The debt securities indenture does not limit the amount of debt securities that can be issued thereunder and provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures creating such series.

We have summarized below the material provisions of the debt securities indenture and the debt securities or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the debt securities indenture itself which describes completely the terms and definitions summarized below and contains additional information about the debt securities.

Terms

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by us or any third party including any sinking fund; (9) the terms of any conversion or exchange; (10) the terms of any redemption at the option of holders or put by the holders; (11) any tax indemnity provisions; (12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below); (14) whether and upon what terms debt securities may be defeased; (15) any events of default or covenants in addition to or in lieu of those set forth in the debt securities indenture; (16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the debt securities indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series.

In connection with the original issuance of debt securities, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with the original issuance of debt securities only upon presentation of a certificate in a form prescribed to comply with United States laws and regulations.

Securities may be issued under the debt securities indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to such Original Issue Discount Securities. “Original Issue Discount Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

Ranking

The debt securities will be unsecured and will rank on a parity with all of our existing and future unsecured senior debt. The debt securities will be senior to any existing and future indebtedness which by its terms is made subordinate to the debt securities.

We have only a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our debt securities will be our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, will effectively be senior to the debt securities with respect to the assets of our subsidiaries. In addition, to the extent that we issue any secured debt, the debt securities will be effectively subordinated to such secured debt to the extent of the value of the assets securing such secured debt.

The debt securities will be our obligations exclusively. To the extent that our ability to service our debt, including the debt securities, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments.

Certain Covenants

Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

The debt securities indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of debt securities, we shall not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all of our obligations under the debt securities indenture, the debt securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined below) exists. In such event, the successor will be substituted for us, and thereafter all of our obligations under the debt securities indenture, the debt securities and any coupons will terminate.

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an agency of the company maintained for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of debt securities will occur if:

(1)	we default in any payment of interest on any debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

(2)	we default in the payment of the principal and premium, if any, of any debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

(3)	we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(4)	we pursuant to or within the meaning of any Bankruptcy Law:

(A)	commence a voluntary case,

(B)	consent to the entry of an order for relief against us in an involuntary case,

(C)	consent to the appointment of a Custodian for us or for all or substantially all of our property, or

(D)	makes a general assignment for the benefit of our creditors;

(5)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against us in an involuntary case,

(B)	appoints a Custodian for us or for all or substantially all of our property, or

(C)	orders the liquidation of us, and the order or decree remains unstayed and in effect for 180 days; or

(6)	there occurs any other Event of Default provided in the supplemental indenture or securities resolution under which such series is issued or in the form of security for such series.

The term “Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (3) above is not an Event of Default until the trustee or the holders of at least 25% in aggregate principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

The debt securities trustee may require indemnity satisfactory to it before it enforces the debt securities indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in aggregate principal amount of the debt securities of the series may direct the debt securities trustee in its exercise of any trust or power with respect to such series. Except in the case of Default in payment on a series or in the payment of any sinking or purchase fund installment with respect to such series, the debt securities trustee may withhold from securityholders of such series notice of any continuing Default if the debt securities trustee determines that withholding notice is in the interest of such Securityholders. We are required to furnish the debt securities trustee annually a brief certificate as to its compliance with all conditions and covenants under the debt securities indenture.

The debt securities indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an Event of Default.

Amendments and Waivers

The debt securities indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows:

Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the debt securities and the debt securities indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in aggregate principal amount of the debt securities of the series. However, without the consent of each securityholder affected, no amendment or waiver may (1) reduce the amount of debt securities whose holders must consent to an amendment or waiver, (2) reduce the interest or any premium on or change the time for payment of interest on any debt security, (3) change the fixed maturity of, or any sinking fund obligation or any installment of interest on any debt security, (4) reduce the principal of any Original Issue Discount Security or reduce the amount of the principal of any Original Issue Discount Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a debt security is payable, (6) make any change that materially adversely affects the right to convert any debt security (7) waive any Default in payment of interest on or principal of a debt security (except in the case of a rescission of acceleration as more fully described in our debt securities indenture) (8) change the provisions for calculating the optional redemption price, including the related definitions or (9) adversely affect the rights under any mandatory redemption or repurchase provision or any right of redemption or repurchase.

Without the consent of any securityholder, the debt securities indenture or the debt securities may be amended to, among other things, cure any ambiguity, omission, defect or inconsistency; to provide for assumption of our obligations to securityholders in the event of a merger or consolidation requiring such assumption; to create a series and establish its terms; to provide for a separate trustee for one or more series; to conform the terms of the debt securities to the description thereof in the prospectus and prospectus supplement offering such debt securities; to provide for uncertificated securities in addition to or in place of certificated securities or comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or to make any change that does not materially adversely affect the rights of any securityholder.

Conversion Rights

Any securities resolution or supplemental indenture establishing a series of debt securities may provide that the debt securities of such series will be convertible at the option of the holders thereof into or for our common stock or other equity or debt instruments. The securities resolution or supplemental indenture may establish, among other things, (1) the number or amount of shares of common stock or other equity or debt instruments for which $1,000 aggregate principal amount of the debt securities of the series is convertible adjusted pursuant to the terms of the debt securities indenture and the securities resolution, and (2) provisions for adjustments to the conversion rate and limitations upon exercise of the conversion right.

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and the debt securities indenture, which we refer to as legal defeasance. We at any time may terminate as to a series our obligations with respect to any restrictive covenants which may be applicable to a particular series, which we refer to as covenant defeasance.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

To exercise either defeasance option as to a series, we must (1) irrevocably deposit in trust with the debt securities trustee (or another trustee) money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without consideration of any reinvestment after payment of all federal, state and local taxes or other charges and assessments payable by the debt securities trustee, to pay the principal and interest when due on all debt securities of such series to maturity or redemption, as the case may be, and (2) comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

“U.S. Government Obligations” means securities that are direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Debt Securities Trustee

Unless otherwise indicated in a prospectus supplement, the debt securities trustee will also act as depository of funds, transfer agent, paying agent and conversion agent, as applicable, with respect to the debt securities. We may remove the debt securities trustee under the debt securities indenture with cause and appoint a successor trustee. Holders of a majority in aggregate principal amount of the debt securities of each outstanding series may at any time remove the debt securities trustee by delivering written notice to the debt securities trustee and us, with or without cause, and appoint a successor trustee. The debt securities indenture trustee may also provide additional unrelated services to us as a depository of funds, registrar, trustee and similar services.

Governing Law

The debt securities indenture and the debt securities will be governed by New York law, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

We may issue subordinated debt securities under an indenture in the form filed as an exhibit to this registration statement, which we refer to as the “subordinated debt indenture” and, together with our senior notes indenture and debt securities indenture, as the “indentures.” The subordinated debt indenture will be entered into between us and a trustee to be named prior to the issuance of any subordinated debt securities, which we refer to as the “subordinated debt securities trustee.” We also refer to the subordinated debt securities trustee, the senior notes trustee and the debt securities trustee together as the “trustees,” and each individually as a “trustee.” The subordinated debt securities and any coupons will constitute part of our subordinated debt, will be issued under our subordinated debt indenture, as defined below, and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of our senior indebtedness, which is defined in our subordinated debt indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

We have summarized below the material provisions of the subordinated debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the subordinated debt indenture itself which describes completely the terms and definitions summarized below and contains additional information regarding the subordinated debt securities. Any reference to particular sections or defined terms of the subordinated debt indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

Payments

We may issue subordinated debt securities from time to time in one or more series. The provisions of the subordinated debt indenture allow us to reopen a previous issue of a series of subordinated debt securities and issue additional subordinated debt securities of that issue. The subordinated debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue subordinated debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of subordinated debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Subordinated debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the subordinated debt security. Subordinated debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered subordinated debt securities:

•	the specific designation of any series of the subordinated debt securities;

•	aggregate principal amount, purchase price and denomination;

•	currency in which the subordinated debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	whether interest will be payable in cash or payable in kind;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the subordinated debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the subordinated debt securities in registered form or bearer form or both and, if we are offering subordinated debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those subordinated debt securities in bearer form;

•	whether we will issue the subordinated debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the subordinated debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or subordinated debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the subordinated debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	any applicable United States federal income tax consequences, including:

•	whether and under what circumstances we will pay additional amounts on subordinated debt securities held by a person who is not a U.S. person for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those subordinated debt securities rather than pay the additional amounts;

•	tax considerations applicable to any discounted subordinated debt securities or to subordinated debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any subordinated debt securities denominated and payable in foreign currencies; and any other specific terms of the subordinated debt securities, including any additions, modifications or deletions in the defaults, events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Subordinated Debt Securities

Holders may present subordinated debt securities for exchange, and holders of registered subordinated debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the subordinated debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the subordinated debt indenture. Holders may transfer subordinated debt securities in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities.”

Subordination Provisions

Holders of the subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness. The subordinated debt indenture defines senior indebtedness as (i) obligations of, or guaranteed or assumed by, E*TRADE Financial Corporation for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations and (ii) if provided in the supplemental indenture under which a series of subordinated debt securities is issued or in the form of subordinated debt security for such series, any additional obligations that E*TRADE Financial Corporation determines to include within the definition of senior indebtedness. Nonrecourse obligations, the subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the subordinated debt indenture.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

•	that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

•	that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions

Merger, Consolidation, Sale, Lease or Conveyance. The subordinated debt indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of our obligations under the subordinated debt indenture and the subordinated debt securities issued under the subordinated debt indenture; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the subordinated debt indenture.

Absence of Protections against All Potential Actions of E*TRADE Financial Corporation. There are no covenants or other provisions in the subordinated debt indenture that would afford holders of the subordinated debt securities additional protection in the event of a recapitalization transaction, a change of control of E*TRADE Financial Corporation or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of E*TRADE Financial Corporation or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular subordinated debt securities, which we would describe in the applicable prospectus supplement.

Events of Default

The subordinated debt indenture provides holders of the subordinated debt securities with remedies if we fail to perform specific obligations or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The subordinated debt indenture permits the issuance of subordinated debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

An event of default is defined under the subordinated debt indenture, with respect to any series of subordinated debt securities issued under the subordinated debt indenture, as being:

•	events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the supplemental indenture under which that series of subordinated debt securities is issued.

Unless otherwise stated in the applicable prospectus supplement, the subordinated debt securities will not have the benefit of any cross-default or cross-acceleration provisions with our other indebtedness.

Acceleration of Subordinated Debt Securities upon an Event of Default.

The subordinated debt indenture provides that:

•	if an event of default applicable to the subordinated debt securities of that series but not applicable to all outstanding subordinated debt securities issued under the subordinated debt indenture occurs and is continuing, either the subordinated debt securities trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of each affected series, voting as one class, by notice in writing to E*TRADE Financial Corporation and to the subordinated debt securities trustee, if given by security holders, may declare the principal of all subordinated debt securities of all affected series and interest accrued thereon to be due and payable immediately; and

•	if an event of default due to specified events of bankruptcy, insolvency or reorganization of E*TRADE Financial Corporation, occurs and is continuing, or if an event of default applicable to all outstanding subordinated debt securities issued under the subordinated debt indenture is provided in the supplemental indenture under which such series of subordinated debt securities is issued or in the form of subordinated debt securities for such series and such event of default has occurred and is continuing, either the subordinated debt securities trustee or the holders of not less than 25% in aggregate principal amount of all outstanding subordinated debt securities issued under the subordinated debt indenture, voting as one class, by notice in writing to E*TRADE Financial Corporation and to the subordinated debt securities trustee, if given by security holders, may declare the principal of all those subordinated debt securities and interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.

The subordinated debt indenture provides that:

In some circumstances, if any and all Defaults (as defined below) under the subordinated debt indenture, other than the nonpayment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding subordinated debt securities affected, voting as one class, may waive past defaults and rescind and annul past declarations of acceleration of the subordinated debt securities.

Prior to the acceleration of any subordinated debt securities, the holders of a majority in aggregate principal amount of all series of outstanding subordinated debt securities with respect to which a Default has occurred and is continuing, voting as one class, may waive any past Default, other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the subordinated debt securities trustee) or a default in respect of a covenant or provision in the subordinated debt indenture that cannot be modified or amended without the consent of the holder of each subordinated debt security affected.

Defaults. In the subordinated debt indenture, a Default is defined, with respect to any series of subordinated debt securities issued under the subordinated debt indenture, as being:

•	default in payment of any principal of the subordinated debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on any subordinated debt securities of that series;

•	default for 60 days after written notice in the observance or performance of any covenant or agreement in the subordinated debt securities of that series or the subordinated debt indenture (other than a covenant or warranty with respect to the subordinated debt securities of that series the breach or nonperformance of which is otherwise included in the definition of event of default or Default);

•	an event of default with respect such series of subordinated debt securities; or

•	any other Default provided in the supplemental indenture under which that series of subordinated debt securities is issued.

There will be no event of default, and therefore no right of acceleration, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities issued under the subordinated debt indenture, including a default in the payment of principal or interest. If a default in the payment of principal of, or any interest on, any series of subordinated debt securities issued under the subordinated debt indenture occurs and is continuing and we fail to pay the full amount then due and payable with respect to all subordinated debt securities of the affected series immediately upon the demand of the subordinated debt securities trustee, the subordinated debt securities trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. If any Default occurs and is continuing, the subordinated debt securities trustee may pursue legal action to enforce the performance of any provision in the subordinated debt indenture to protect the rights of the subordinated debt securities trustee and the holders of the subordinated debt securities issued under the subordinated debt indenture.

Notice to Holders of Default. The subordinated debt securities trustee shall, within 90 days of the occurrence of a default, give to the holders of the subordinated debt securities notice of all uncured defaults known to it, but the subordinated debt securities trustee may withhold such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such holders, except in the case of a default in the payment of the principal of or interest on any of the subordinated debt securities, or in the case of default in the payment of any sinking fund installment on any series of subordinated debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf. The subordinated debt indenture contains a provision entitling the subordinated debt securities trustee, subject to the duty of the subordinated debt securities trustee during a default to act with the required standard of care, to be indemnified by the holders of the subordinated debt securities issued under the subordinated debt indenture before proceeding to exercise any trust or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding subordinated debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt securities trustee, or exercising any trust or power conferred on the subordinated debt securities trustee.

Limitation on Actions by You as an Individual Holder. The subordinated debt indenture provides that no individual holder of subordinated debt securities may institute any action against us under the subordinated debt indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the subordinated debt securities trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of each affected series, treated as one class, must have (1) requested the subordinated debt securities trustee to institute that action and (2) offered the subordinated debt securities trustee reasonable indemnity;

•	the subordinated debt securities trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding subordinated debt securities of each affected series, voting as one class, must not have given directions to the subordinated debt securities trustee inconsistent with those of the holders referred to above.

Annual Certification. The subordinated debt indenture contains a covenant that we will file annually with the subordinated debt securities trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of subordinated debt securities prior to maturity if we comply with the following provisions.

Discharge of Indenture. If at any time we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding subordinated debt securities in accordance with their terms;

•	delivered to the subordinated debt securities trustee for cancellation all of the outstanding subordinated debt securities; or

•	irrevocably deposited with the subordinated debt securities trustee cash or, in the case of a series of subordinated debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of subordinated debt securities issued under the subordinated debt indenture that have either become due and payable, or are by their terms due and payable within one year or are scheduled for redemption within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those subordinated debt securities;

and if, in any such case, we also pay or cause to be paid all other sums payable by us under the subordinated debt indenture with respect to the securities of such series, then the subordinated debt indenture shall cease to be of further effect with respect to the securities of such series, except as to certain rights and with respect to the transfer and exchange of securities, rights of the holders to receive payment and certain other rights and except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of subordinated debt securities that are due and payable or are due and payable within one year or are scheduled for redemption within one year will discharge obligations under the subordinated debt securities indenture relating only to that series of subordinated debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of subordinated debt securities at any time, which we refer to as defeasance.

We may be released with respect to any outstanding series of subordinated debt securities from the obligations imposed by Section 9.01 of the subordinated debt indenture, which contains the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default or a Default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•	We irrevocably deposit with the subordinated debt securities trustee cash or, in the case of subordinated debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable or a combination of the above sufficient to pay the principal of and interest on, and any mandatory sinking fund payments for, all outstanding subordinated debt securities of the series being defeased.

•	We deliver to the subordinated debt securities trustee an opinion of counsel to the effect that:

•	the holders of the series of subordinated debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders United States federal income tax treatment of principal and interest payments on the series of subordinated debt securities being defeased.

In the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

•	no event or condition will exist that, under the provisions described under Subordination Provisions above, would prevent us from making payments of principal or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after that deposit date; and

•	we deliver to the subordinated debt securities trustee for the subordinated debt indenture an opinion of counsel to the effect that (i) the trust funds will not be subject to any rights of holders of senior indebtedness and (ii) after the 91st day following the deposit, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the subordinated debt securities trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

Modification of the Subordinated Debt Indenture

Modification Without Consent of Holders. We and the subordinated debt securities trustee may enter into supplemental indentures to the subordinated debt indenture without the consent of the holders of the subordinated debt securities to:

•	secure any subordinated debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of the subordinated debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of subordinated debt securities of any series; or

•	evidence the acceptance of appointment by a successor subordinated debt securities trustee.

Modification with Consent of Holders. We and the subordinated debt securities trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding subordinated debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the subordinated debt indenture or modify in any manner the rights of the holders of those subordinated debt securities. However, we and the subordinated debt securities trustee may not make any of the following changes to any outstanding subordinated debt security without the consent of each holder that would be affected by such change:

•	extend the final maturity of the subordinated debt security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the subordinated debt securities may convert or exchange subordinated debt securities or coupons for stock or other securities of E*TRADE Financial Corporation or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the subordinated debt securities or coupons;

•	alter certain provisions of the subordinated debt securities indenture relating to subordinated debt securities not denominated in U.S. dollars;

•	impair the right of any holder to institute suit for the enforcement of any payment on any subordinated debt security when due; or

•	reduce the percentage of subordinated debt securities the consent of whose holders is required for modification of the subordinated debt securities indenture.

Modification of Subordination Provisions. We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of senior indebtedness then outstanding.

Governing Law

The subordinated debt securities and the subordinated debt indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our certificate of incorporation and bylaws below. The summary is not complete. Our certificate of incorporation and bylaws have been filed as exhibits to our 10-K for the year ended December 31, 2004, which is incorporated by reference in the registration statement of which this prospectus is a part. You should read our certificate of incorporation and bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a securityholder might consider in its best interests, including those attempts that might result in a premium over the market price for shares of our common stock.

General

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.01 par value per share, 10,644,223 shares exchangeable into our common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of October 25, 2005, we had outstanding 373,883,781 shares of our common stock, 897,337 shares exchangeable into our common stock and one share of our preferred stock. As of October 25, 2005, we had 2,266 stockholders of record.

Common Stock

Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the shareowners. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind-up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of our offering will be fully paid and non-assessable.

Exchangeable Securities

Exchangeable shares issued by EGI Canada Corporation, referred to in this description as the EGI exchangeable shares, have dividend, voting and other rights equivalent to those of our common stock. EGI exchangeable shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for our common stock.

Stockholder Rights Plan

Our board of directors adopted a Stockholder Rights Plan in July 2001. In connection with the Stockholder Rights Plan, our board of directors declared and paid a dividend of one participating preferred share purchase right for each share of common stock outstanding on July 17, 2001. In addition, each share of common stock issued after July 17, 2001 was issued, or will be issued, with an accompanying participating preferred share purchase right. Each right entitles the holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $.01 per share, at an exercise price of $50.00 per one-thousandth of a share of Series B Participating Cumulative Preferred Stock.

The rights are evidenced by the certificates for, and are transferred with, our common stock and will not separate from the underlying common stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 10% or more of the outstanding shares of the Company’s common stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by our board of directors before any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person. The rights will expire on the earlier of (a) July 9, 2011 or (b) redemption of exchange of the rights by the Company, as described below.

The board of directors may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group of affiliated or associated persons has become an Acquiring Person but before such person or group of affiliated or associated persons acquires beneficial ownership of 50% or more of the outstanding shares of the Company’s common stock. The board of directors may also redeem the rights at a price of $.01 per right at any time before any person has become an Acquiring Person.

If, after the rights become exercisable, we agree to merge into another entity, another merges into us or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such surviving or acquiring entity having a then-current value of two times the exercise price of the rights.

This description is not complete and is qualified, in its entirety, by reference to the Rights Agreement dated as of July 9, 2001, a copy of which was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 9, 2001, including any amendments or reports filed for the purpose of updating such description.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the powers, rights, designations preferences, qualifications, limitations and restrictions applicable to the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, sinking fund provisions, liquidation preferences, the rights, if any, which the holders of any series of preferred stock shall have to convert the shares of such series into or exchange the shares of such series for shares of stock of the Company, and the terms and conditions, including price and rate of exchange of such conversion or exchange, and the number of shares constituting any series or the designation of the series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing potential takeover attempts without further action by the shareowners and may adversely affect the voting and other rights of the holders of our common stock.

Our board of directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminate against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of us without any further shareowner action.

One share of Series A Preferred Stock, referred to in this prospectus as the EGI special voting share, is issued and outstanding. The EGI special voting share was issued in connection with the acquisition of VERSUS Technologies, Inc. and is entitled to up to that number of votes equal to the number of EGI exchangeable shares outstanding.

In connection with our Stockholder Rights Plan described above, our board of directors has designated and reserved for issuance a series of 500,000 shares of Series B Participating Cumulative Preferred Stock, par value

$.01 per share. We may issue these shares of preferred stock under certain circumstances if, as described above, the rights distributed to our stockholders pursuant to the Stockholder Rights Plan become exercisable.

Anti-Takeover Effects or Provisions of Our Certificate of Incorporation, Bylaws, Stockholder Rights Plan, and Delaware Law

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by shareowners to change management.

Our certificate of incorporation and our bylaws provide for a classified board of directors and permit the board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the board members each year, with each director serving a three-year term. The board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the board occurring for any reason, including a vacancy from an enlargement of the board; however, a vacancy created by the removal of a director by the shareowners or court order may be filled only by the vote of a majority of the shares at a meeting at which a quorum is present. Any director so elected according to the preceding sentence shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred. A director or the entire board may be removed by shareowners, with or without cause, by the affirmative vote of two-thirds of the outstanding voting stock. We have not elected to use cumulative voting in the election of directors.

Our certificate of incorporation provides that shareowners may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our shareowners may only be called by our Chairman of the board, our President, a majority of the number of directors constituting the full board, or the holders of not less than 10% of our outstanding voting stock.

Under the terms of our bylaws, shareowners who intend to present business or nominate persons for election to the board at annual meetings of shareowners must provide notice to our corporate secretary no more than 150 days and no less than 120 days prior to the date of the proxy statement for the prior annual meeting, as more fully set forth in our bylaws.

Our certificate of incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested shareowner, as these terms are defined in our certificate of incorporation and summarized below, requires the affirmative vote of two-thirds of the outstanding voting stock, unless two-thirds of the number of directors constituting the full board approve the transaction.

A business combination is defined for purposes of this provision of our certificate of incorporation as:

•	a merger or consolidation of us or any of our subsidiaries with an interested shareowner or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our certificate of incorporation as they are defined in the Exchange Act of 1934, of an interested shareowner,

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested shareowner or any affiliate or associate of an interested shareowner involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•	the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested shareowner or any affiliate or associate of an interested shareowner in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•	the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested shareowner or an affiliate or associate of an interested shareowner, or

•	any reclassification, recapitalization, or merger or consolidation of us with any of our subsidiaries or any similar transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of us or any of our subsidiaries or (ii) any class of securities of us or any of our subsidiaries convertible into equity securities of us or any of our subsidiaries which are directly or indirectly owned by an interested shareowner or an affiliate or associate of an interested shareowner.

An interested investor is defined for purposes of this provision of our certificate of incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•	is, or was at any time within the prior two-year period, the beneficial owner of 10% or more of our outstanding voting securities,

•	is one of our associates or affiliates and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	under circumstances described in more detail in our certificate of incorporation, an assignee of any of the persons described above.

A person is the beneficial owner of any voting securities which

•	that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•	that person or any of its affiliates or associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•	are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

These provisions of our certificate of incorporation and bylaws may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. Such provisions could deprive our shareowners of opportunities to realize a premium on their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our board of directors. These provisions of our certificate of incorporation and bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Stockholder Rights Plan

The Stockholder Rights Plan approved by our board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevents our stockholders from realizing the full value of their shares of our common stock. The rights are not intended to prevent a takeover of us.

We may redeem the rights at a price of $.01 per right at any time prior to the acquisition of 10% or more of our outstanding common stock by a single acquiror or group. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•	any sale, lease, exchange, mortgages, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•	any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, N.A.

Listing

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “ET.”

DESCRIPTION OF PREFERRED STOCK

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designation relating to each series of preferred stock and is also subject to our certificate of incorporation.

We have summarized certain terms of the certificate of designation below. The summary is not complete. The certificate of designation will be filed with the SEC in connection with an offering of preferred stock.

Under our certificate of incorporation, our board of directors has the authority to

•	create one or more series of preferred stock,

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

•	determine the preferences, rights, privileges and restrictions of any series.

Our board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our board of directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.

In connection with our Stockholder Rights Plan, our board of directors has designated and reserved for issuance a series of 500,000 shares of Series B Participating Cumulative Preferred Stock, par value $0.01 per share. We may issue these shares of preferred stock under certain circumstances if the rights distributed to our stockholders pursuant to our Stockholder Rights Plan become exercisable. See “Description of Capital Stock—Stockholder Rights Plan.”

The transfer agent for each series of preferred stock will be described in the relevant prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other offered securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more senior notes, debt securities, subordinated debt securities, shares of common stock, preferred stock, warrants, purchase contracts or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the senior notes, debt securities, subordinated debt securities, common stock, preferred stock, warrants or purchase contracts comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, subordinated debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, subordinated debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities and subordinated debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of us, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, directly to one or more purchasers, through agents or in any combination of these three ways. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters or dealers are used in the sale of any securities, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then-prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that:

•	the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject; and

•	if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.

Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts. Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access this registration statement including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

•	our Annual Report filed on Form 10-K for the year ended December 31, 2004, filed on March 10, 2005 (except for Item 8 which has been revised in the Current Report on Form 8-K filed on October 17, 2005);

•	our Quarterly Reports filed on Form 10-Q for the quarter ended March 31, 2005, filed on May 6, 2005 and for the quarter ended June 30, 2005, filed on August 5, 2005; and

•	our Current Reports on Form 8-K and/or Form 8-K/A filed on January 6, 2005, February 18, 2005, March 16, 2005, April 18, 2005, May 31, 2005, July 28, 2005, August 5, 2005, August 11, 2005, September 6, 2005, September 15, 2005, October 3, 2005, October 7, 2005, October 11, 2005 and October 17, 2005.

You may request a copy of these filings at no cost from our website at http://www.etrade.com or by writing or telephoning us at the following address:

Investor Relations

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(888) 772-3477

The information on our website is not a part of, or incorporated by reference in, this prospectus and should not be relied upon in determining whether to make an investment in the notes.